SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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/ /	Preliminary Proxy Statement
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/x/	Definitive Proxy Statement
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/ /	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
BRISTOL-MYERS SQUIBB COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 22, 2002

NOTICE OF 2002 ANNUAL MEETING AND PROXY STATEMENT TUESDAY, MAY 7, 2002 AT 9:45 A.M. HOTEL DU PONT 11TH AND MARKET STREETS WILMINGTON DELAWARE

DEAR FELLOW STOCKHOLDER:

 You are cordially invited to attend the Annual Meeting of Stockholders of Bristol-Myers Squibb Company at the Hotel duPont, 11th and Market Streets, Wilmington, Delaware, on Tuesday, May 7, 2002, at 9:45 a.m.

This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business to be transacted at the meeting and provides other information about the company that you should know when you vote your shares.

The principal business of the Annual Meeting will be the election of directors, ratification of the appointment of the independent accountants, approval of the 2002 Stock Incentive Plan, and consideration of three stockholder proposals. We will also review the status of the company's business at the meeting.

Last year, over 84% of the outstanding shares were represented at the Annual Meeting. It is important that your shares be represented whether or not you attend the meeting. Registered stockholders can vote their shares via the Internet or by using a toll-free telephone number. Instructions for using these convenient services appear on the proxy card. You can also vote your shares by marking your votes on the proxy card, signing and dating it and mailing it promptly using the envelope provided. Proxy votes are tabulated by an independent agent and reported at the Annual Meeting. The tabulating agent maintains the confidentiality of the proxies throughout the voting process.

Admission to the Annual Meeting will be by ticket only. Please bring photo identification. If you are a registered stockholder planning to attend the meeting, please check the appropriate box on the proxy card and retain the bottom portion of the card as your admission ticket. If your shares are held through an intermediary such as a bank or broker, follow the instructions in the Proxy Statement to obtain a ticket.

We have provided space on the proxy card for comments from our registered stockholders. We urge you to use it to let us know your feelings about the company or to bring a particular matter to our attention. If you hold your shares through an intermediary, please feel free to write directly to us.

PETER R. DOLAN
Chairman and Chief Executive Officer

345 Park Avenue
New York, New York 10154-0037

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

        Notice is hereby given that the Annual Meeting of Stockholders will be held at the Hotel duPont, 11th and Market Streets, Wilmington,
Delaware, on Tuesday, May 7, 2002 at 9:45 a.m. for the following purposes as set forth in the accompanying Proxy Statement:

    to elect four directors;

    to ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for 2002;

    to consider a management proposal to approve the 2002 company Stock Incentive Plan;

    to consider and vote upon three stockholder proposals, and to transact such other business as may properly come before the meeting or any adjournments thereof.

Holders of record of the company's Common and Preferred Stock at the close of business on March 4, 2002, will be entitled to vote at the meeting.

By Order of the Board of Directors
SANDRA LEUNG Secretary
Dated: March 22, 2002

YOUR VOTE IS IMPORTANT

Regardless of the number of shares you own, your vote is important.

If you do not attend the Annual Meeting to vote in person, your vote will not be counted unless a proxy representing your shares is presented at the meeting.

To ensure that your shares will be voted at the meeting, please vote in one of these ways:

  (1)
  GO TO THE WEBSITE shown on your proxy card and vote via the Internet;

OR

  (2)
  USE THE TOLL-FREE TELEPHONE NUMBER shown on your proxy card (this call is toll-free in the United States);

OR

  (3)
  MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

If you do attend the Annual Meeting, you may revoke your proxy and vote by ballot.

CONSENT TO ELECTRONIC ACCESS

You may consent to view future copies of our annual reports and proxy statements online instead of receiving copies in the mail. With your consent, we will provide you with the Internet address to access these documents each year on your proxy card. To give your consent, please follow the prompts when you vote by Internet or by telephone. If you are casting your vote by proxy card, just check the appropriate box on the card. Once you give your consent, it will be in effect every year until you inform the company otherwise.

PROXY STATEMENT

TABLE OF CONTENTS

Page
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	1
VOTING SECURITIES AND PRINCIPAL HOLDERS	4
Section 16(a) Beneficial Ownership Reporting Compliance	5
BOARD OF DIRECTORS	6
Meetings of the Board	6
Committees of the Board	6
Audit Committee Report	7
Compensation of Directors	9
Information on Directors and Nominees	10
COMPENSATION AND BENEFITS	14
Executive Officer Compensation Tables and Notes	15
Summary Compensation Table	15
Option/SAR Grants in the Last Fiscal Year	17
Aggregated Option/SAR Exercises in the Last Fiscal Year and Fiscal Year-End Option/SAR Values	18
Long-Term Incentive Plan Awards in Last Fiscal Year	18
Compensation and Management Development Committee Report on Executive Compensation	19
Compensation Philosophy and Practices	19
Components of Executive Compensation	19
CEO Compensation	21
Deductibility of Compensation Over $1 Million	22
Performance Graph	23
Pension Benefits	24
Employment Agreements	24
Change in Control Arrangements	24
PROPOSALS TO BE VOTED UPON
Proposal 1 — Election of Directors	10
Proposal 2 — Appointment of Independent Accountants	25
Proposal 3 — Approval of 2002 Stock Incentive Plan	26
Proposal 4 — Stockholder Proposal Relating to Annual Election of Directors	30
Proposal 5 — Stockholder Proposal Relating to Drug Pricing	31
Proposal 6 — Stockholder Proposal Relating to Poison Pills	33
ADVANCE NOTICE PROCEDURES	35
2003 PROXY PROPOSALS	35
DIRECTIONS TO THE HOTEL DUPONT	36
EXHIBIT A — 2002 Stock Incentive Plan	E-1

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?

        This Proxy Statement is being sent to all stockholders of record as of the close of business on March 4, 2002 for delivery beginning March 22, 2002 in connection with the solicitation of proxies on behalf of the Board of Directors for use at the Annual Meeting of Stockholders on May 7, 2002. Although the Annual Report and Proxy Statement are being mailed together, the Annual Report should not be deemed to be part of the Proxy Statement.

Who can attend the Annual Meeting?

        Only stockholders of the company as of the record date, March 4, 2002, their authorized representatives and guests of the company will be able to attend the Annual Meeting. Admission will be by ticket only. In addition, please be sure to bring photo identification. The Hotel duPont is accessible to disabled persons and, upon request, wireless headsets for hearing amplification will be provided.

How do I receive an admission ticket?

        If you are a registered stockholder (your shares are held in your name) and plan to attend the meeting, your Annual Meeting admission ticket can be detached from the bottom portion of the proxy card.

        If you are a beneficial owner (your shares are held in the name of a bank, broker or other holder of record) and plan to attend the meeting, you can obtain an admission ticket in advance by writing to Stockholder Services, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154. Please be sure to enclose proof of ownership, such as a bank or brokerage account statement. Stockholders who do not obtain tickets in advance may obtain them upon verification of ownership at the Registration Desk on the day of the Annual Meeting.

        Tickets may be issued to others at the discretion of the company.

Who is entitled to vote?

        All holders of record of the company's $0.10 par value Common Stock and $2.00 Convertible Preferred Stock at the close of business on March 4, 2002 will be entitled to vote at the 2002 Annual Meeting. Each share is entitled to one vote on each matter properly brought before the meeting.

How do I vote if I am a registered stockholder?

        Proxies are solicited to give all stockholders who are entitled to vote on the matters that come before the meeting the opportunity to do so whether or not they attend the meeting in person. If you are a registered holder, you can vote your proxy in one of the following manners:

  (i)
  Via Internet

  (ii)
  By Telephone

  (iii)
  By Mail or

  (iv)
  In Person at the Annual Meeting

        Choosing to vote via the Internet or calling the toll-free number listed on the proxy card will save the company expense. Internet and telephone voting information is provided on the proxy card. A control number, located on the lower right of the proxy card, is designated to verify a stockholder's identity and allow the stockholder to vote the shares and confirm that the voting instructions have been recorded properly. If you vote via the Internet or by telephone, please do not return a signed proxy card.

        If you choose to vote by mail, mark your proxy card enclosed with the Proxy Statement, date and sign it, and mail it in the postage-paid envelope.

        If you wish to vote in person, you can vote the proxy in person at the Annual Meeting.

How do I specify how I want my shares voted?

        If you are a registered stockholder, you can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card. Please review the voting instructions on the proxy card and read the entire text of the proposals and the positions of the Board of Directors in the Proxy Statement prior to marking your vote.

        If your proxy card is signed and returned without specifying a vote or an abstention on a proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. That recommendation is shown for each proposal on the proxy card.

How do I vote if I am a beneficial stockholder?

        If you are a beneficial stockholder, you have the right to direct your broker or nominee on how to vote the shares. You should complete a voting instruction card which your broker or nominee is obligated to provide you. If you wish to vote in person at the meeting, you must first obtain from the record holder a proxy issued in your name.

What items will be voted upon at the Annual Meeting?

        At the Annual Meeting, the following items will be voted upon:

  (i)
  the election of four directors;

  (ii)
  the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for 2002;

  (iii)
  the management proposal to approve the 2002 company Stock Incentive Plan; and

  (iv)
  the three stockholder proposals.

        The Board of Directors of Bristol-Myers Squibb knows of no other matters that may be brought before the meeting. However, if any other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment.

What is the Board of Directors voting recommendations?

        For the reasons set forth in more detail later in the Proxy Statement, the Board of Directors recommends a vote FOR the election of directors, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for 2002, FOR the approval of the 2002 company Stock Incentive Plan and AGAINST each of the three stockholder proposals.

How many votes are needed to have the proposals pass?

        A plurality of the votes cast at the meeting is required to elect directors. The affirmative vote of a majority of the shares present in person or by proxy is required for ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for 2002, for the adoption of the management proposal and for the adoption of each of the three stockholder proposals.

How are the votes counted?

        In accordance with the laws of the State of Delaware and the company's Restated Certificate of Incorporation and Bylaws,

  (i)
  for the election of directors, which requires a plurality of the votes cast in person or by proxy, only proxies and ballots indicating votes "FOR all nominees," "WITHHELD for all nominees" or specifying that votes be withheld for one or more designated nominees are counted to determine the total number of votes cast; abstentions and broker non-votes are not counted, and

  (ii)
  for the adoption of all management proposals and all stockholder proposals, which require the majority of the votes cast in person or by proxy, only proxies and ballots indicating votes "FOR," "AGAINST" or "ABSTAIN" on the proposals or providing the designated proxies with the right to vote in their judgment and discretion on the proposals are counted to determine the number of shares present and entitled to vote; broker non-votes are not counted.

How can I revoke my Proxy?

        You may revoke your proxy at any time before it is voted at the meeting by taking one of the following three actions: (i) by giving timely written notice of the revocation to the Secretary of the company; (ii) by executing and delivering a proxy with a later date; or (iii) by voting in person at the meeting.

How do I designate my proxy?

        If you wish to give your proxy to someone other than the Directors' Proxy Committee, you may do so by crossing out the names of all three Proxy Committee members appearing on the proxy card and inserting the name of another person. The signed card must be presented at the meeting by the person you have designated on the proxy card.

Who counts the votes?

        Tabulation of proxies and the votes cast at the meeting is conducted by an independent agent and certified to by independent inspectors of election.

Is my vote confidential?

        Yes, any information that identifies a stockholder or the particular vote of a stockholder is kept confidential.

Who will pay for the costs involved in the solicitation of proxies?

        The company will pay all costs of preparing, assembling, printing and distributing the proxy materials. Management has retained Georgeson Shareholder Communications Inc. to assist in soliciting proxies for a fee of $25,000, plus reasonable out-of-pocket expenses. Employees of the company may solicit proxies on behalf of the Board of Directors through the mail, in person, and by telecommunications. The company will, upon request, reimburse brokerage firms and others for their reasonable expenses incurred for forwarding solicitation material to beneficial owners of stock.

VOTING SECURITIES AND PRINCIPAL HOLDERS

        At the close of business on March 4, 2002, there were 1,937,146,199 shares of $0.10 par value Common Stock and 8,840 shares of $2.00 Convertible Preferred Stock outstanding and entitled to vote.

Common Stock Ownership by Directors and Executive Officers

        The following table sets forth, as of February 1, 2002, beneficial ownership of shares of Common Stock of the company by each director, each of the named executive officers and all directors and officers as a group. None of the directors and executive officers, individually or as a group, beneficially owns greater than 1% of the outstanding shares of common stock.

        Unless otherwise noted, such shares are owned directly or indirectly with sole voting and investment power.

Name	Total Shares Owned(a)		Common Shares Underlying Options(b)	Deferred Common Share Units(c)
R. E. Allen	101,209		30,369	60,972
L. B. Campbell	10,502		1,971	6,421
V. D. Coffman	15,079	(d)	5,126	9,881
P. R. Dolan	629,411	(e)	396,602	0
E. V. Futter	41,987		30,368	7,843
L. V. Gerstner, Jr.	62,667		27,213	18,054	(f)
L. H. Glimcher, M.D.	12,854		5,127	7,727
D. J. Hayden	531,728		384,114	0
C. A. Heimbold, Jr.	6,100,485	(g)	4,993,808	0
L. Johansson	8,227		1,972	4,255
R. J. Lane	466,674		368,075	0
J. L. McGoldrick	951,907		837,113	0
P. S. Ringrose	630,462		448,001	0
J. D. Robinson III	59,585		30,369	9,016
L. W. Sullivan, M.D.	36,143	(h)	26,161	9,521
All Directors and Executive Officers as a Group	12,046,245		9,248,121	133,690

(a)
Consists of direct and indirect ownership of shares, including restricted stock grants, shares credited to the accounts of the executive officers under the Bristol-Myers Squibb Company Savings and Investment Program, stock options that are currently exercisable or exercisable within 60 days and deferred common share units.

(b)
Consists of stock options that are currently exercisable and stock options that will be exercisable within 60 days.

(c)
Amounts credited to directors' accounts in the 1987 Deferred Compensation Plan for Non-Employee Directors as deferred common share units which are valued according to the market value and stockholder return on equivalent shares of Common Stock.

(d)
Includes 72 shares held by a family living trust over which neither Dr. Coffman nor his wife exercise voting nor investment power.

(e)
Includes 10,185 shares owned by a family charitable foundation over which Mr. Dolan and his wife exercise shared voting and investment power. Mr. Dolan disclaims beneficial ownership of the shares owned by the family charitable foundation.

(f)
Includes 6,042 deferred common share units credited to Mr. Gerstner's account in the Squibb Corporation Deferred Plan for Fees of Outside Directors which are valued according to the market value and stockholder return on equivalent shares of Common Stock.

(g)
Includes 5,000 shares held by Mr. Heimbold's wife over which he exercises shared voting and investment power and also includes 77,758 shares owned by a family charitable foundation over which Mr. Heimbold and his wife exercise shared voting and investment power. Mr. Heimbold disclaims beneficial ownership of the shares owned by the family charitable foundation.

(h)
Includes 461 shares owned jointly by Dr. Sullivan and his wife over which he exercises shared voting and investment power.

Principal Holders of Common Stock

        The following table sets forth information regarding beneficial owners of more than 5 percent of the outstanding shares of the company's common stock.

Name	Number of Shares Beneficially Owned		Percent of Class
FMR Corp. and Related Parties 82 Devonshire Street Boston, Massachusetts 02109	122,008,686	(a)	6.31	%(a)

(a)
This information is based on the Amendment 1 to the Schedule 13G dated February 13, 2002 filed by FMR Corp. and certain other persons with the Securities and Exchange Commission reporting beneficial ownership as of December 31, 2001. In addition to FMR Corp., related parties on the filing are Edward C. Johnson, 3rd (Chairman of FMR Corp.), Abigail P. Johnson (Director of FMR Corp.), Fidelity Management & Research Company (a wholly-owned subsidiary of FMR Corp. and a registered investment advisor), Fidelity Management Trust Company (a wholly-owned subsidiary of FMR Corp. and a bank), and Strategic Advisers, Inc. (a wholly-owned subsidiary of FMR Corp. and a registered investment advisor). The reporting persons have sole voting power with respect to 9,333,925 shares, shared voting power with respect to no shares and sole investment power with respect to all 122,008,686 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

        Under Section 16(a) of the Securities Exchange Act of 1934, the company's directors, executive officers and the beneficial holders of more than 10% of the company's Common Stock are required to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on our records and other information, the company believes that during 2001 all applicable Section 16(a) filing requirements were met.

BOARD OF DIRECTORS

        The business of the company is managed under the direction of the Board of Directors. It has responsibility for establishing broad corporate policies and for the overall performance of the company. It is not, however, involved in operating details on a day-to-day basis. The Board is kept advised of the company's business through regular written reports and analyses and discussions with the Chief Executive Officer and other officers of the company.

Meetings of the Board

        The Board meets on a regularly scheduled basis during the year to review significant developments affecting the company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. Members of senior management regularly attend Board meetings to report on and discuss their areas of responsibility. In 2001, there were eight regular meetings and four special meetings of the Board. The average aggregate attendance of Directors at Board and Committee meetings was over 97%. No director attended fewer than 89% of the aggregate number of Board and Committee meetings during the periods he or she served.

Committees of the Board

        The company's Bylaws specifically provide for an Audit Committee and an Executive Committee. The company's Bylaws also authorize the establishment of additional committees of the Board and, under this authorization, the Board of Directors has established the Committee on Directors and Corporate Governance and the Compensation and Management Development Committee. The Board has appointed individuals from among its members to serve on these four committees. The membership of these four committees, with the exception of the Executive Committee, is composed entirely of non-employee directors.

        In 2001, the committees of the Board held a total of ten meetings: the Audit Committee met three times, the Compensation and Management Development Committee met five times and the Committee on Directors and Corporate Governance met twice. There were no meetings of the Executive Committee in 2001. From time to time the Board of Directors establishes special committees to address certain issues. Composition of such committees depends upon the nature of the issue being addressed.

        The table below provides membership information for each Board committee.

Name	Audit		Directors and Corporate Governance		Compensation & Management Development		Executive
R.E. Allen	X		X	*			X
L.B. Campbell			X		X
V.D. Coffman	X	*			X
P.R. Dolan							X
E.V. Futter	X		X
L.V. Gerstner, Jr.			X				X
L.H. Glimcher, M.D.	X		X
L. Johansson	X		X
J.D. Robinson III			X		X	*	X
L.W. Sullivan, M.D.	X				X

*
Chair

Audit Committee

        The duties of the Audit Committee are (a) to recommend to the Board of Directors a firm of independent accountants to perform the examination of the annual financial statements of the company; (b) to review with the independent accountants and with the Controller the proposed scope of the annual audit, past audit experience, the company's internal audit program, recently completed internal audits and other matters bearing upon the scope of the annual audit; (c) to review with the independent accountants and with the Controller significant matters revealed in the course of the audit of the annual financial statements of the company; (d) to review on a regular basis whether the company's Standards of Business Conduct and Corporate Policies relating thereto has been communicated by the company to all key employees of the company and its subsidiaries throughout the world with a direction that all such key employees certify that they have read, understand and are not aware of any violation of the Standards of Business Conduct; (e) to review with the Controller any suggestions and recommendations of the independent accountants concerning the internal control standards and accounting procedures of the company; (f) to meet on a regular basis with a representative or representatives of the Internal Audit Department of the company and to review the Internal Audit Department's Reports of Operations; and (g) to report its activities and actions to the Board at least once each fiscal year.

Audit Committee Report

        Management is responsible for the company's financial reporting process including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The company's independent accountants are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing and monitoring the company's accounting and auditing processes.

        In this context, the Committee has met and held discussions with management and the independent auditors. Management has represented to the Committee that the company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

        The Audit Committee has adopted a policy and procedures with respect to the retention of the independent auditors for work not related to their audit of the company's financial statements. Under the policy, any proposed engagements above a certain level of fees to be established by the Audit Committee must be competitively bid in compliance with the company's purchasing guidelines and internal control procedures, including company approval levels, and then forwarded to the Corporate Controller for review and approval. Information provided to the Corporate Controller with respect to each proposed engagement include: (1) the specific nature of the work the independent auditors would perform, (2) the competitive bid process including names of bidders and selection criteria, and (3) benefits and justification for selecting the independent auditors. Any engagement above a certain level of fees requires the prior approval of the Audit Committee.

        The types of engagements exempt from the policy and procedures are: (1) tax services including planning, expatriate assistance and preparation of tax returns, (2) audits of benefits plans and other audit-related work, and (3) work the independent auditors perform as a result of applicable securities laws. At each Audit Committee meeting, the independent auditors are required to provide to the Committee a report concerning their audit fees and fees for all other services rendered, as well as a description of the work performed. The Audit Committee pre-approves the independent auditors' expected aggregate fees for all work not related to their audit of the company's financial statements, including tax services.

        The independent auditors are prohibited from performing: (1) financial information systems design and implementation work, (2) any work under a contingency fee arrangement, except as otherwise permitted by existing American Institute of Certified Public Accountants rules, (3) outsourced internal audit work, (4) any services that may impair their independence under rules promulgated by the Securities and Exchange Commission, and (5) any new management consulting projects. The independent auditors are currently working on one management consulting project that began in 2000. That project will be completed in mid-2002.

        The Audit Committee has received written disclosures and a letter from the independent auditors required by Independence Standards Board Standard No. 1, as amended to date, and has discussed with the independent auditors their independence from management. The Committee has also considered whether the independent auditors' provision of information technology and other non-audit services is compatible with the auditors' independence.

        Based on the review and discussion described above, the Audit Committee recommended to the Board of Directors, and the Board has approved that the audited financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Committee and the Board also have recommended, subject to stockholder ratification, the selection of the company's independent auditors.

        The Committee has also confirmed there have been no new circumstances or developments since their respective appointments to the Audit Committee that would impair any member's ability to act independently.

The Audit Committee

    Vance D. Coffman, Chair
    Robert E. Allen
    Ellen V. Futter
    Laurie H. Glimcher, M.D.
    Leif Johansson
    Louis W. Sullivan, M.D.

Committee on Directors and Corporate Governance

        The duties of the Committee on Directors and Corporate Governance include (a) screening and recommending candidates for the Board of Directors of the company; (b) recommending the term of office for directors; (c) recommending retirement policies for non-employee directors and remuneration for non-employee directors; (d) recommending the desirable ratio of employee directors to non-employee directors; (e) reviewing the format of Board meetings and making recommendations for the improvement of such meetings; (f) recommending the nature and duties of committees of the Board; and (g) considering matters of corporate social responsibility and matters of significance in areas related to corporate public affairs, the company's employees, stockholders and its customers. The Committee on Directors and Corporate Governance considers stockholder recommendations of nominees for election to the Board of Directors if they are accompanied by a comprehensive written resume of the recommended nominee's business experience and background and a consent in writing signed by the recommended nominee that he or she is desirous of being considered as a nominee and, if nominated and elected, he or she will serve as a director. Stockholders should send their written recommendations of nominees accompanied by the aforesaid documents to the principal executive offices of the company addressed to Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, attention: Secretary.

Compensation and Management Development Committee

        The duties of the Compensation and Management Development Committee include (a) administration of the company's annual incentives, stock option and long-term incentive plans; (b) adoption and review of major compensation plans; (c) responsibility for the company's management development programs and procedures; and (d) approval of compensation for executive officers and certain senior management. The report of the Committee appears on page 19.

Compensation of Directors

        In 2001, the non-employee directors of the company received an annual retainer of $45,000. The company requires that 25% of the retainer be deferred and credited to a deferred compensation account, the value of which is determined by the value of Bristol-Myers Squibb Company Common Stock, until certain ownership guidelines are attained. Non-employee directors received an additional fee of $2,000 for attending each Board meeting, Board Committee meeting, and the Annual Meeting of Stockholders. In addition, the Chairs of the Audit Committee, the Compensation and Management Development Committee and the Committee on Directors and Corporate Governance received an annual fee of $10,000.

        A non-employee director may elect to defer payment of all or part of the compensation received as a director under the company's Deferred Compensation Plan for Non-Employee Directors. Deferred funds may be credited to a 6-month United States Treasury bill equivalent fund, a fund based on the return on the company's invested cash or a fund based on the return on Bristol-Myers Squibb Company Common Stock or to two or three of the funds. Deferred portions are payable in a lump sum or in a maximum of ten annual installments. Payments under the Plan begin when a participant ceases to be a director or at a future date previously specified by the director.

        All non-employee directors received an award of 1,000 deferred common share units, the value of which is determined by the value of Bristol-Myers Squibb Company Common Stock. The company's Retirement Plan for Non-Employee Directors was terminated in 1996. Benefits existing under the Plan were vested as of that time for all directors who had served on the Board as of that date. Under the company's 2000 Non-Employee Directors' Stock Option Plan, each non-employee director received on the date of the 2001 Annual Meeting, an option to purchase 3,500 shares of the company's Common Stock, provided the director was elected to the Board of Directors on the date of the Annual Meeting or had previously been elected to the Board of Directors for a term extending beyond such Annual Meeting. The price of the option was the fair market price of the company's Common Stock on the date the option was granted. Each option becomes exercisable in four equal installments commencing on the earlier of the first anniversary of the date of the grant or the date of the next Annual Meeting and continuing similarly for the three years thereafter. The options also become fully exercisable upon retirement from the Board after one year of service following the grant date. In 2001, options for a total of 31,500 shares were granted, consisting of options for 3,500 shares granted to each of nine non-employee directors.

        The Directors' Charitable Contribution Program is part of the company's overall program of charitable contributions in which all current directors participate. The Program is partially funded by life insurance policies purchased by the company on individual members and retired members of the Board of Directors. In 2001, the company paid a total of $61,454 in premiums on policies covering five current directors and certain retired directors. The policies provide for a $1 million death benefit for each director covered. Upon the death of a director, the company donates one-half of the $1 million benefit to one or more qualifying charitable organizations designated by the director. The remaining one-half of the benefit is contributed to the Bristol-Myers Squibb Foundation, Inc. for distribution according to the Foundation's program for charitable contributions to medical research, health-related and community service organizations, educational institutions and education-related programs and cultural and civic activities. Individual directors derive no financial benefit from this program since all charitable deductions relating to the contributions accrue solely to the company.

        Each year the Committee on Directors and Corporate Governance of the Board reviews the company's directors' compensation practices and compares them against the practices of our peer group companies and the largest U.S. companies in market capitalization. The committee believes the company's total director compensation package continues to be competitive with the compensation offered by other companies and appropriately aligns the interests of directors to stockholders by ensuring directors have a proprietary stake in the company.

PROPOSAL 1—ELECTION OF DIRECTORS

        The Board of Directors is divided into three classes. Due to the retirement of Mr. Heimbold, there are presently two classes containing four directors and one class containing two directors. To make the number of directors in each class as even as possible, the Board of Directors has nominated Peter R. Dolan, a current director, to serve as a director of the company for a two-year term expiring at the 2004 Annual Meeting. The Board of Directors has also nominated three current directors, Vance D. Coffman, Ellen V. Futter and Louis W. Sullivan, to serve as directors of the company for three-year terms expiring at the 2005 Annual Meeting. After the election of four directors at the Annual Meeting, the Board of Directors will be composed of ten directors, including six continuing directors whose terms extend beyond the Annual Meeting, with two classes containing three directors and one class containing four directors. If any nominee is unable to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board of Directors provides for a lesser number of directors.

        Listed below is certain biographical information of each of the nominees for election followed by information for directors whose terms extend beyond this Annual Meeting, including his or her principal occupation and other business affiliations.

Nominees for Directors for a Term Expiring in 2005

Director since 1998
VANCE D. COFFMAN

Chairman and Chief Executive Officer since 1998 of Lockheed Martin Corporation, a high technology aerospace and defense company. His present term expires at this Annual Meeting. Board Committees: Audit Committee (Chair) and Compensation and Management Development Committee. Age 57.

Director since 1990
ELLEN V. FUTTER

President of the American Museum of Natural History since 1993. President of Barnard College from 1981 to 1993. Her present term expires at this Annual Meeting. Ms. Futter is a director of J.P. Morgan Chase & Co., American International Group, Inc., and Consolidated Edison, Inc., as well as a trustee of Consolidated Edison Company of New York, Inc., the American Museum of Natural History and an overseer at Memorial Sloan-Kettering Cancer Center. She is a member of the Council on Foreign Relations, a fellow of the American Academy of Arts and Sciences and a Director of the New York City Partnership, Inc. Ms. Futter is also a member of the Advisory Board of Yale School of Management. Board Committees: Audit Committee and Committee on Directors and Corporate Governance. Age 52.
Director since 1993
LOUIS W. SULLIVAN, M.D.

President of Morehouse School of Medicine from 1981 to 1989 and since 1993. From 1989 to 1993, Dr. Sullivan was Secretary of the United States Department of Health and Human Services. His present term expires at this Annual Meeting. Dr. Sullivan is a director of 3-M Corporation, Georgia-Pacific Corporation, CIGNA Corporation, Household International, Inc. and Equifax Inc. He is a founder and Chairman of Medical Education for South African Blacks, Inc., a member of the National Executive Council of the Boy Scouts of America, Africare and the International Foundation for Education and Self-Help. Board Committees: Audit Committee and Compensation and Management Development Committee. Age 68.

Nominee for Director for a Term Expiring in 2004

Director since 2000
PETER R. DOLAN

Chairman of the Board and Chief Executive Officer of the company. Mr. Dolan was elected Chairman of the Board in September 2001. Mr. Dolan was elected President of the company in 2000 and Chief Executive Officer in May 2001. He was Senior Vice President for Strategy and Organizational Effectiveness from 1998 to his election as President. President of the Pharmaceutical Group for Europe and the Worldwide Consumer Medicines Group from 1997 to 1998, President of the Nutritionals and Medical Devices Group from 1996 to 1997, President of Mead Johnson Nutritional Group from 1995 to 1996 and President of Bristol-Myers Products from 1993 to 1995. His present term expires at this Annual Meeting. He is a director of the American Express Company, a member of the Board of Trustees of Tufts University and a Steering Committee member of the National Dialogue on Cancer. Age 46.

Directors whose terms expire in 2003

Director since 1986
ROBERT E. ALLEN

Chairman and Chief Executive Officer from 1988 to 1997 of AT&T Corp., a communications and information services company. His present term expires at the 2003 Annual Meeting. Mr. Allen is a director of Pepsico, Inc., and Whisperwire.com. He is a member of The Business Council and a trustee of The Mayo Foundation and Wabash College. Board Committees: Audit Committee, Committee on Directors and Corporate Governance (Chair) and Executive Committee. Age 67.
Director since 1998

LEWIS B. CAMPBELL

Chairman, President and Chief Executive Officer since February 1999 of Textron Inc., a multi-industry company serving the aircraft, fastening systems, industrial products and components and financial industries. His present term expires at the 2003 Annual Meeting. Mr. Campbell is a director of Allegheny Energy, Inc. Board Committees: Committee on Directors and Corporate Governance and Compensation and Management Development Committee. Age 55.
Director since 1997
LAURIE H. GLIMCHER, M.D.

Irene Heinz Given Professor of Immunology at the Harvard School of Public Health and Professor of Medicine at the Harvard Medical School since 1991. Her present term expires at the 2003 Annual Meeting. Dr. Glimcher is a director of Waters Corporation. She is a Fellow of the American Academy of Arts and Sciences and a member of the Institutes of Medicine, National Academy of Science. Board Committees: Audit Committee and Committee on Directors and Corporate Governance. Age 50.

Director since 1976
JAMES D. ROBINSON III

Chairman and Chief Executive Officer since 1994 of RRE Investors and General Partner of RRE Ventures GP II, LLC, private information technology venture investment firms, and Chairman of Violy, Byorum & Partners Holdings, LLC, a private firm specializing in financial advisory and investment banking activities in Latin America. He previously served as Chairman and Chief Executive Officer of American Express Company from 1977 to 1993. His present term expires at the 2003 Annual Meeting. Mr. Robinson is a director of the Coca-Cola Company, Novell, Inc., First Data Corporation, ScreamingMedia Inc., Sunbeam Corporation and Claxson Interactive Group Inc. He is a member of The Business Council and the Council on Foreign Relations as well as honorary co-chairman of Memorial Sloan-Kettering Cancer Center and an Honorary Trustee of The Brookings Institution. Board Committees: Committee on Directors and Corporate Governance, Compensation and Management Development Committee (Chair) and Executive Committee. Age 66.

Directors whose terms expire in 2004

Director since 1989 Director of Squibb Corporation from 1986 to 1989
LOUIS V. GERSTNER, JR.

Chairman of the Board of IBM Corporation since 1993. He served as Chief Executive Officer of IBM from 1993 until March 2002. Chairman and Chief Executive Officer of RJR Nabisco Holdings Corporation from 1989 to 1993. Mr. Gerstner co-chairs Achieve, an organization created by United States governors and business leaders to establish high academic standards in our nation's schools. He is Vice Chairman of the Board of Memorial Sloan-Kettering Cancer Center, a director of the Council on Foreign Relations, and the board of Lincoln Center for the Performing Arts. Board Committees: Committee on Directors and Corporate Governance and Executive Committee. Age 60.
Director since 1998

LEIF JOHANSSON

President and Chief Executive Officer since 1997 of AB Volvo, an automotive company. He is also a member of The Confederation of Swedish Enterprise., The Association of Swedish Engineering Industries and The Royal Swedish Academy of Engineering Sciences. Board Committees: Audit Committee and Committee on Directors and Corporate Governance. Age 50.

COMPENSATION AND BENEFITS

        The company's compensation and benefits programs are designed to enable the company to attract, retain and motivate the best possible employees to operate and manage the company at all levels.

        In general, all U.S.-based employees, except in some cases those covered by collective bargaining agreements, receive a base salary, participate in an annual incentive plan, a company-supported savings plan and a company-funded pension plan and are provided with medical and other welfare benefits coverage. Employees outside of the United States participate in similar comprehensive compensation and benefits programs.

        In 1995, the company implemented a global stock option grant known as the TeamShare Stock Option Plan. Under this Plan, employees who met certain service requirements and were not key executives were eligible for a stock option award giving them each the opportunity to purchase 200 shares of the company's Common Stock. In 1996, the company took steps to expand the Plan to include those employees hired after the announcement in 1995, extending TeamShare to a broader group of employees. All TeamShare recipients possess a stronger link with company stockholders as they benefit from the stock price appreciation resulting from their efforts to grow and strengthen the business. In 1998, the initial awards granted under this Plan became vested and many employees exercised their awards. These employees realized gains related to these option awards and expanded their direct ownership of company stock. Also, in 1998, the company implemented another global stock option grant known as the TeamShare II Stock Option Awards. Additional awards were initiated for all eligible employees. These awards further enhanced the linkage between employees and stockholders. As of December 31, 2001, 8,322,500 shares remain available for option grants under this plan. The plan does not permit the grant of full share awards.

        The company also has a stock option plan for non-employee directors, known as the 2000 Non-Employee Directors Stock Option Plan. This plan provides for the grant of options to outside directors to further align the interests of the Board of Directors with the interests of the shareholders. As of December 31, 2001, 696,000 shares remain available for option grants under this plan. This plan also does not permit the grant of full share awards.

        In addition, the company maintains specific executive compensation programs designed to provide incentives to reward and retain outstanding executives who bear the responsibility for achieving the demanding business objectives necessary to assure the company's leadership position in the highly complex and competitive pharmaceutical and healthcare industries in which it operates. The executive compensation programs are based upon a pay-for-performance philosophy to provide incentives to achieve both short-term and long-term objectives and to reward exceptional performance, gains in productivity and contributions to the company's growth and success. Equity awards for executives and managers are granted from the 1997 Stock Incentive Plan. As of December 31, 2001, 22,120,000 shares remain available for option grants under this plan.

        In addition to performance against financial objectives and relative total stockholder return, which are the determinants of formula-based incentive payments under the company's executive compensation program, the successful Bristol-Myers Squibb executive must also perform effectively in many areas that are not measured specifically by financial results. Performance is also assessed against standards of business conduct reflecting social values, environmental stewardship and the expectations of the company's key constituencies, including its employees and stockholders, the consumers of its products, suppliers and customers, the communities in which it operates and the countries where it does business. The Bristol-Myers Squibb Company Pledge clearly defines what is expected of every employee in the company, and the performance of the company's executives is appraised in this regard.

Executive Officer Compensation

        The following tables and notes present the compensation provided by the company to Mr. Charles A. Heimbold, Jr., and Mr. Peter R. Dolan, each of whom served as Chief Executive Officer for part of 2001, as well as the company's four other most highly compensated executive officers, for services rendered to the company in 1999, 2000 and 2001.

Summary Compensation Table

					Long Term Compensation
	Annual Compensation				Awards			Payouts
Name/Title Year	Salary $	Bonus $		Other Annual Compen- sation(1) $	Restricted Stock Awards (2) $	Securities Underlying Options/SARs(3) #		Long Term Incentive Payouts $		All Other Compen- sation(4) $

P.R. Dolan(5) Chairman & CEO
2001	$1,033,333	$1,314,922		—	$1,550,000	446,951	(7)	$226,750	(8)	$46,220
2000	$736,431	$609,948	(6)	—	$5,165,625	191,400	(7)	$200,000	(9)	$33,139
1999	$540,000	$424,192		—	$0	126,198	(7)	$450,000	(10)	$24,300
J.L. McGoldrick Executive Vice President and General Counsel
2001	$712,000	$521,626		—	$2,145,000	105,165	(7)	$226,750	(8)	$32,016
2000	$677,996	$288,020	(6)	—	$0	127,250	(7)	$200,000	(9)	$30,510
1999	$575,000	$409,544		—	$0	126,198	(7)	$450,000	(10)	$25,875
R.J. Lane EVP and President Worldwide Medicines Group
2001	$671,000	$582,975		—	$2,145,000	126,198	(7)	$140,585	(8)	$30,173
2000	$631,481	$333,870	(6)	—	$1,927,500	130,405	(7)	$124,000	(9)	$28,417
1999	$433,000	$277,934		—	$0	94,649	(7)	$180,000	(10)	$19,485
P.S. Ringrose, Ph.D. President, Pharmaceutical Research Institute & CSO
2001	$670,000	$452,749		—	$0	105,165	(7)	$226,750	(8)	$30,127
2000	$642,246	$246,205	(6)	—	$3,212,500	127,250	(7)	$200,000	(9)	$28,901
1999	$600,000	$434,616		—	$0	126,198	(7)	$450,000	(10)	$27,000
D.J. Hayden, Jr. Executive Vice President Health Care Group
2001	$653,535	$622,414		—	$0	105,165	(7)	$294,775	(8)	$29,387
2000	$628,019	$310,896	(6)	—	$0	159,851	(7)	$124,000	(9)	$28,261
1999	$610,000	$568,105		—	$0	168,264	(7)	$225,000	(10)	$27,450
C.A. Heimbold, Jr.(11) Chairman and CEO
2001	$1,111,367	$2,593,683		$89,300	$0	736,154	(7)	$907,000	(8)	$50,012
2000	$1,376,983	$1,287,587	(6)	—	$0	862,353	(7)	$800,000	(9)	$61,964
1999	$1,337,500	$2,551,602		—	$0	630,990	(7)	$1,800,000	(10)	$60,142

(footnotes on next page)

(footnotes from previous page)

(1)
Other Annual Compensation for each of the named officers except for Mr. Heimbold was in the form of perquisites and was less than the level required for reporting. Of Mr. Heimbold's total, $52,869 represents personal use of the company aircraft. Prior to his retirement, Mr. Heimbold was required to travel on the company aircraft for security reasons. Additionally, $34,649 represents payments for financial counseling.

(2)
Regular dividends are paid on these shares. On March 6, 2001, Mr. Dolan received a grant of 26,291 shares with a closing value on the date of grant of $58.96. On January 2, 2001, Mr. McGoldrick received a grant of 30,000 shares with a closing value on the date of grant of $71.50 and Mr. Lane received a grant of 31,549 shares with a closing value on the date of grant of $67.99. Mr. Dolan's and Mr. Lane's grants were adjusted to reflect the Zimmer spin-off. Mr. McGoldrick sits on the Board of Zimmer Holdings, Inc. and therefore received Zimmer restricted stock in lieu of the adjustment. The number and market value of shares of restricted stock held by each of these executives as of December 31, 2001 (based upon the closing market value stock price of $51.00) were: Mr. Dolan (126,198 and $6,436,098); Mr. McGoldrick (30,000 and $1,530,000); Mr. Lane (63,098 and $3,217,998); Dr. Ringrose (101,660 and $5,184,660); and Mr. Hayden (78,873 and $4,022,523). The number of shares has been adjusted, where appropriate, to reflect the spin-off of Zimmer Holdings.

(3)
The number of securities underlying options/SARs has been adjusted to reflect the company's stock split in February 1999 and the adjustment due to the spin-off of Zimmer Holdings.

(4)
Consists of matching contributions to the Savings and Investment Program (SIP) and the Benefits Equalization Plan for the SIP as follows: Mr. Dolan ($7,650 and $38,570); Mr. McGoldrick ($7,650 and $24,366); Mr. Lane ($7,650 and $22,523); Dr. Ringrose ($7,650 and $22,477); Mr. Hayden ($7,650 and $21,737) and Mr. Heimbold ($7,650 and $42,362).

(5)
Mr. Dolan was President until May 1, 2001 at which time he was elected Chief Executive Officer. He was elected Chairman on September 12, 2001.

(6)
For 2000 annual incentive awards, 50% of the target award was paid in the form of stock options.

(7)
Performance-based exercise price thresholds must be attained for portions of the 2001, 2000 and 1999 awards to become exercisable.

(8)
Long-Term Performance award granted in 1999 and earned over the three-year performance period from 1999 through 2001. The payout was based on earnings per share growth and total shareholder return ranking versus peer companies. This award was paid at 90.7% of target.

(9)
Long-Term Performance award granted in 1998 and earned over the three-year performance period from 1998 through 2000. The payout was based on total shareholder return ranking versus peer companies. This award was paid at 80% of target.

(10)
Long-Term Performance award granted in 1997 and earned over the three-year performance period from 1997 through 1999. The payout was based on total shareholder return ranking versus peer companies. This award was paid at 180% of target.

(11)
Mr. Heimbold resigned from his position as Chief Executive Officer on May 1, 2001. He resigned as Chairman and retired from the company on September 12, 2001.

Option/SAR Grants in the Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options/SARs Granted(1) #		% of Total Options/SARs Granted to Employees In Fiscal Year		Exercise Or Base Price(2) ($/Sh)		Expiration Date	Grant Date Present Value(3) $
P.R. Dolan	184,039 262,912	(4) (5)	0.9 1.2	% %	$ $	68.64 53.07	January 1, 2011 April 30, 2011	$ $	3,916,813 4,211,788
J.L. McGoldrick	105,165	(4)	0.5%			$68.64	January 1, 2011		$2,238,176
R.J. Lane	126,198	(4)	0.6%			$68.64	January 1, 2011		$2,685,811
P.S. Ringrose, Ph.D.	105,165	(4)	0.5%			$68.64	January 1, 2011		$2,238,176
D.J. Hayden, Jr.	105,165	(4)	0.5%			$68.64	January 1, 2011		$2,238,176
C.A. Heimbold, Jr.	736,154	(4)	3.5%			$68.64	January 1, 2011		$15,667,208
All Stockholders(6)	1,953,535,109								$40,049,831,681
All Optionees(7)	21,200,624					$62.45	Various Dates, 2011		$478,907,669
All Optionees Grant Date Present Value as a Percent of All Stockholder Value									1.20%

(1)
Individual grants under the 1997 Stock Incentive Plan become exercisable in installments of 25% per year on each of the first through the fourth anniversaries of the grant date. At age 60, all outstanding option grants fully vest. Under the TeamShare I Stock Option Plan, individual grants became fully vested three years after the date of grant. Under the TeamShare II Stock Option Plan, individual grants become fully vested in installments of 33.33% per year starting on the third anniversary of the date of grant. (All grants and exercise prices have been adjusted to reflect the Zimmer spin-off.)

(2)
All options were made at 100% of Fair Market Value as of the date of the grant.

(3)
In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The company does not believe that the Black-Scholes model, or any other model, can accurately determine the value of an option. Accordingly, there is no assurance that the value realized by an executive, if any, will be at or near the value estimated by the Black-Scholes model. Future compensation resulting from option grants is based solely on the performance of the company's stock price. The Black-Scholes ratio of .3346 was determined using the following assumptions: a volatility of 28.63%, an historic average dividend yield of 1.48%, a risk free interest rate of 5.75%, a 7 year option term and a 3% annual risk of forfeiture.

(4)
In addition to the time vesting criteria stated above, these awards have price thresholds which must be attained for these awards to become exercisable. One-half of the award requires a 30% increase in the stock price to $89.2349. This price level must be met for 15 consecutive trading days. The awards become fully exercisable in the ninth and tenth years of the award term. The Black-Scholes ratio of .3101 reflects an adjustment to recognize this threshold.

(5)
In addition to the time vesting criteria stated above, this award has price thresholds which must be attained for the award to become exercisable. One-third of the award requires a 30% increase in the stock price to $68.9897 and one-third requires a 50% increase in the stock price to $79.6035. These price levels must be met for 15 consecutive trading days. The awards become fully exercisable in the ninth and tenth years of the award term. The Black-Scholes ratio of .3019 reflects an adjustment to recognize these thresholds.

(6)
The "Grant Date Present Value" shown is the incremental gain to all stockholders as a group which would result from the application of the same assumptions to all shares outstanding on January 2, 2001, as was used to estimate the "Grant Date Present Value" of options listed above.

(7)
Information based upon all stock option grants made to employees in 2001, including TeamShare grants. Exercise price shown is the weighted average of all grants. Actual exercise prices ranged from $49.82 to $68.64, reflecting the Fair Market Value of the stock on the date of the option grants. All options have been adjusted to reflect the Zimmer spin-off.

Aggregated Option/SAR Exercises in Last Fiscal Year
and Fiscal Year-End Option/SAR Values(1)

				Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End #			Value of Unexercised "In The Money"(3) Options/SARs At Fiscal Year-End $
	Shares Acquired On Exercise #
			Annualized Value Realized(2) $
		Value Realized $
Name				Exercisable	Unexercisable		Exercisable	Unexercisable
P.R. Dolan	0	$0	$0	315,099	756,531	(4)	$4,651,465	$180,078	(4)
J.L. McGoldrick	0	$0	$0	763,498	289,203	(4)	$17,033,354	$180,078	(4)
R.J. Lane	0	$0	$0	309,842	348,489	(4)	$5,761,347	$135,058	(4)
P.S. Ringrose, Ph.D.	0	$0	$0	383,588	364,134	(4)	$6,329,643	$180,078	(4)
D.J. Hayden, Jr.	0	$0	$0	316,414	402,914	(4)	$5,068,816	$135,061	(4)
C.A. Heimbold, Jr.	1,540,667	$70,139,556	$12,364,196	3,717,580	1,288,269	(4)	$59,828,145	$600,258	(4)

(1)
All options were granted at 100% of Fair Market Value. Optionees may satisfy the exercise price by submitting currently owned shares and/or cash. Income tax withholding obligations may be satisfied by electing to have the company withhold shares otherwise issuable under the option with a Fair Market Value equal to such obligations subject to statutory requirements to preserve favorable accounting. (All options have been adjusted to reflect the Zimmer spin-off.)

(2)
Annualized column shows the total gain realized from option exercises spread ratably over the period between the grant date and the exercise date.

(3)
Calculated based upon the December 31, 2001 Fair Market Value share price of $51.3047.

(4)
For all listed executive officers, the value of "Unexercisable" stock options includes the year-end value of stock options which have price thresholds for exercisability above the exercise price. Executive officers may exercise these options and potentially realize the portion of the listed value relating to these stock options once the price thresholds are attained.

Long-Term Incentive Plan Awards in Last Fiscal Year

			Estimated Future Payouts Under Long-Term Incentive Plan(2)
	Number of Shares Awarded(1)	Other Period Until Maturation or Payout
Name			Threshold	Target	Maximum
P.R. Dolan	17,037	Three-Year Period Ending in 2003	6,247	17,037	37,481
J.L. McGoldrick	4,312	Three-Year Period Ending in 2003	1,581	4,312	9,486
R.J. Lane	5,574	Three-Year Period Ending in 2003	2,044	5,574	12,263
P.S. Ringrose, Ph.D.	4,312	Three-Year Period Ending in 2003	1,581	4,312	9,486
D.J. Hayden, Jr.	5,574	Three-Year Period Ending in 2003	2,044	5,574	12,263
C.A. Heimbold, Jr.(3)	17,037	Three-Year Period Ending in 2003	6,247	17,037	37,481

(1)
The number of shares represents the targeted award amount payable in the beginning of 2004 if earned for the fiscal years 2001-2003. Awards have been adjusted for the Zimmer spin-off.

(2)
Payouts under the Plan will be based on total shareholder return versus peer group companies, growth in sales and growth in earnings per share over the three-year period. Target awards will be paid if the targeted sales and earnings per share growth are achieved and total shareholder return is at the median of the peer group included in the performance graph on page 24. Performance below threshold level will result in no payout. Performance above the maximum level will result in the maximum payout.

(3)
Mr. Heimbold's award will be prorated. Due to his retirement, he will receive 36% of the payout he would have received were he still employed with the company at the end of 2003.

Compensation and Management Development Committee Report on Executive Compensation

        As described in the section on Committees of the Board (page 6), the Compensation and Management Development Committee is responsible for administering the compensation program for corporate officers and certain senior management of the company. The Committee is composed exclusively of non-employee directors as defined by the Securities and Exchange Commission rules. The members of the Committee are neither employees nor former employees of the company nor are they eligible to participate in any of the company's executive compensation programs. Additionally, they meet the definition of an outside director for purposes of administering compensation programs to meet the tax deductibility criteria included in Section 162(m) of the Internal Revenue Code.

        The company's executive compensation program is based upon a pay-for-performance philosophy. Under the company's program, an executive's compensation consists of three components: base salary, annual incentive (bonus) payment and long-term incentives (which may include cash-based awards, stock-based awards and/or stock options).

Compensation Philosophy and Practices

        The company's executive compensation program is designed to provide overall compensation, when targeted levels of performance are achieved, which is above the median of pay practices of a peer group of twelve large and high-performing industry competitors. As was discussed in last year's proxy, due to the company's divestiture of Clairol, the two consumer products companies, Procter & Gamble and Gillette, that were formerly part of our proxy peer group, have been removed from the group. In addition, in recognition of the global nature of the pharmaceutical industry, four companies based outside the U.S., AstraZeneca, Aventis, Glaxo SmithKline and Novartis were added to the peer group. The other corporations, which comprise the remainder of the peer group, are Abbott Laboratories, American Home Products Corporation, Eli Lilly and Company, Johnson & Johnson, Merck & Company, Inc., Pharmacia Corporation, Pfizer, Inc., and Schering-Plough Corporation.

        As the performance graph on page 23 reflects, the company has historically performed strongly versus competitors and the broader array of companies represented in the Fortune 500 and S&P 500 based on return on equity, net earnings as a percent of sales and earnings per share growth over the five-year period presented in the performance graph. The company is the third highest among the peer group in total dividends paid.

        At the time the Committee makes executive compensation decisions, the Committee reviews individual performance and company performance versus that of the peer companies. When 2001 compensation decisions were made, the Committee reviewed detailed data concerning the levels of executive pay among the peer group of companies. This data included analyses provided by independent compensation consultants.

        The executive compensation program is designed to provide value to the executive based on the extent to which individual performance, company performance versus budgeted financial targets, company longer-term financial performance and total return to stockholders (including share price appreciation and reinvested dividends) meet, exceed or fall short of expectations. Under this program design, incentive payments can exceed target levels only if expectations are exceeded.

Components of Executive Compensation

        Base Salary—An executive's base salary is determined by an assessment of her/his sustained performance against her/his individual job responsibilities including, where appropriate, the impact of such performance on the business results of the company, current salary in relation to the salary range designated for the job, experience and mastery, and potential for advancement.

        Annual Incentives—Payments under the company's annual incentive plan, the Performance Incentive Plan, are tied to the company's level of achievement of annual operating pretax earnings targets, annual sales growth and annual operating cash flow targets, thereby establishing a direct link between executive pay and company financial performance. Annual operating pretax earnings, annual sales and operating cash flow targets for the overall company and each operating group are based upon the budgets for the company as reviewed by the Board of Directors. An individual executive's annual incentive opportunity is a percentage of her/his salary determined by the executive's job level. Actual annual incentive payments are determined by applying a formula based on achievement of budgeted financial performance to each individual's annual incentive opportunity. Applying this formula results in payments at the targeted incentive opportunity level when budgeted earnings, sales and cash flow are achieved and payments below the targeted level when performance on these measures is below those set by the budget. The formula provides for payments above the targeted level only when financial performance exceeds budgeted levels.

        For 2001 awards, operating pretax earnings, sales and cash flow budgets were established at levels that the Board felt reflected the aggressive expectations management had for the performance of the business. As a whole, the company nearly attained the pretax earnings and sales goals and significantly exceeded the cash flow goal, resulting in annual incentive payouts slightly above target levels.

        Long-Term Incentives—The company's long-term incentives are in the form of stock option awards and long-term performance awards. The objective of these awards is to advance the longer-term interests of the company and its stockholders and complement incentives tied to annual performance. These awards provide rewards to executives based upon the creation of incremental stockholder value and the attainment of long-term financial goals. Stock options produce value to executives only if the price of the company's stock appreciates, thereby directly linking the interests of executives with those of stockholders. The number of stock options granted is based on the grade level of an executive's position and the executive's performance in the prior year and the executive's potential for continued sustained contributions to the company's success. The size of previous option grants and the number of options currently held by an executive are not taken into account in determining the number of options granted. The executive's right to the stock options vests over a four-year period and each option is exercisable, but only to the extent it has vested, over a ten-year period following its grant. In order to preserve the linkage between the interests of executives and those of stockholders, executives are expected to use the shares obtained on the exercise of their stock options, after satisfying the cost of exercise and taxes, to establish a significant level of direct ownership. The company has established share ownership expectations for its executives to meet through the exercise of stock option awards.

        As the company has done in recent years, stock option awards granted to executives in 2001 carried aggressive performance thresholds for exercisability. In addition to time vesting requirements, for one-half of the shares granted, the stock price must appreciate 30% before the options become exercisable; the remaining one-half have no price appreciation requirement. To maintain favorable accounting treatment, this criterion does not apply after the eighth year of the award term. This type of performance criterion is not prevalent among the peer group companies.

        For the Long-Term Plan payment shown in the Summary Compensation Table on page 15, the award paid at the end of 2001 covered the 1999 through 2001 performance period. The payout level was determined based on total stockholder return ranking versus the peer companies group (the peer group was the proxy peer group in 1999 when the measures were set) and earnings per share growth. Each measure was given equal weight. The company's performance on relative total shareholder return fell below its objective on this measure during this time period, resulting in a payout at 60% of target for this portion of the award. The company exceeded its earnings per share growth targets resulting in a payout of 121.4% of target for the portion of the award that was based on this measure. The overall payout under the 1999-2001 Long-Term Plan Award was 90.7% of target.

        The Long-Term Plan Award granted in 2001 covers the 2001-2003 performance period. The payout will be determined based on the company's performance on the following three measures: total shareholder return ranking versus the 12 peer group companies included in the performance graph on page 23, earnings per share growth and sales growth. Each measure is weighted equally. For 2001, awards were granted in the form of performance shares rather than cash, further aligning the interests of executives with that of shareholders.

        The Committee annually reviews the composition of the long-term compensation package to ensure that it provides an appropriate incentive package. Based upon reviews conducted in 2001, the Committee continues to believe that this program design is consistent with competitive practice and provides a direct link with the creation of stockholder value.

CEO Compensation

        The compensation for Mr. Heimbold and Mr. Dolan, each of whom served as Chief Executive Officer for part of 2001, results from their participation in the same compensation programs as the other executives of the company. The Committee applied the principles outlined above in establishing Mr. Heimbold's and Mr. Dolan's compensation, in the same manner as they were applied to the other executives of the company.

        Mr. Charles A. Heimbold, Jr—Mr. Heimbold resigned from his position as Chief Executive Officer on May 1, 2001. He resigned his position as Chairman and retired from the company on September 12, 2001 in order to serve as the U.S. Ambassador to the Kingdom of Sweden.

        As in past years, the majority of Mr. Heimbold's compensation was incentive-based. For 2001, 6% of his total compensation was in the form of base salary. His annual cash incentive was 13% of his total compensation. The largest portion, 81% of the total, was comprised of the value of his stock option award and long-term performance award, both awards that strongly aligned Mr. Heimbold's compensation package with the creation of stockholder value.

        Mr. Heimbold's cash compensation reflects the level of responsibilities he held as Chairman of the Board and Chief Executive Officer, and his compensation versus the peer group of companies. The Committee determined that a moderate increase in 2001 would allow Mr. Heimbold's cash compensation to remain competitive with the compensation of Chief Executive Officers with similar experience at peer group companies. Mr. Heimbold's annual bonus, as was disclosed previously, was based upon the degree to which the company achieved its pretax earnings, sales and cash flow budgets. For 2001, the company's overall performance resulted in a bonus payout to Mr. Heimbold equal to 105.5% of his targeted award.

        Mr. Heimbold participated in the company's long-term performance award plan. The payout he received under this Plan for the 1999 to 2001 performance period was made at 90.7% of target, the same payout received by other executives. As noted earlier, this payout was based upon the company's earnings per share growth and total shareholder return ranking versus the 1999 proxy peer group.

        On January 2, 2001, Mr. Heimbold received a stock option award of 736,154 shares (as adjusted for the Zimmer spin-off). As detailed above and in the stock option grant table, one-half of this award carries a 30% price appreciation threshold target for exercisability in addition to time vesting requirements. The Committee felt that his award appropriately recognized Mr. Heimbold's leadership and record of accomplishment as Chairman and Chief Executive Officer while providing a significant incentive to create incremental stockholder value through the successful transition of his role and responsibilities to Mr. Dolan.

        Mr. Peter R. Dolan—On May 1, 2001, in connection with Mr. Dolan's election to the position of Chief Executive Officer, the Committee approved increases to his base salary and annual bonus targets to reflect his expanded role and responsibilities. Mr. Dolan's salary was increased from $900,000 to

$1,100,000 and his target bonus was increased from 110% to 125% of base salary. These increases were designed to bring Mr. Dolan's total annual cash compensation closer to the median compensation for all Chief Executive Officers in the peer group of companies represented in the performance graph on page 24 and to put a greater portion of Mr. Dolan's total annual compensation at risk.

        In recognition of his new responsibilities, on May 1, 2001, the Committee granted Mr. Dolan a stock option grant of 262,912 shares with an exercise price of $53.069, the fair market value on the date of grant. In addition to time vesting requirements, one-third of this award carries an aggressive 50% price appreciation threshold for exercisability and one-third of this award carries a 30% price appreciation threshold for exercisability. In order to position his equity compensation closer to the median range of the peer group companies, as well as to provide a retention incentive, the Committee also granted Mr. Dolan a restricted stock award of 26,291 shares on March 6, 2001. The restricted stock award vests one-third per year in years five, six and seven. In addition, as part of the company's normal grant cycle. Mr. Dolan received an option award of 184,039 shares at $68.6422, the fair market value on the date of grant. One-half of this award also carries a 30% price-appreciation threshold on exercisability, in addition to time vesting requirements. (All equity awards have been adjusted to reflect the spin-off of Zimmer on August 6, 2001.)

        Mr. Dolan participates in the company's long-term incentive plan. The payout he received under the plan for the 1999-2001 performance period was made at 90.7% of target, the same payout received by other executives. As noted earlier, this payout was based on the company's earnings per share growth and total shareholder return ranking versus the 1999 proxy peer group.

        The majority of Mr. Dolan's compensation is also incentive based. For 2001, 8% of his total compensation was in the form of base salary. His annual cash incentive was 10% of his total compensation. The largest portion of his compensation, 82% of the total, was comprised of long-term incentives that strongly align Mr. Dolan's compensation package with the creation of stockholder value. Mr. Dolan's annual bonus, as was disclosed previously, is based upon the degree to which the company achieved its pretax earnings, sales and cash flow budgets. For 2001, the company's overall performance resulted in a bonus payout to Mr. Dolan equal to 105.5% of his targeted award.

        The Committee believes that the program it has adopted, with its emphasis on long-term compensation, serves to focus the efforts of the company's executives on the attainment of a sustained high rate of company growth and profitability for the benefit of the company and its stockholders.

Deductibility of Compensation over $1 Million

        In 1993, the Omnibus Budget Reconciliation Act of 1993 (the "Act") was enacted. The Act includes potential limitations on the deductibility of compensation in excess of $1 million paid to the company's five highest paid officers beginning in 1995. Based on the regulations issued by the Internal Revenue Service to implement the Act, the company has taken the necessary actions to ensure the deductibility of payments under the annual incentive plan and long-term award plans. The company will continue to take the necessary actions to maintain the deductibility of payments under both plans.

Compensation and Management Development Committee

    James D. Robinson III, Chair
    Lewis B. Campbell
    Vance D. Coffman
    Louis W. Sullivan, M.D.

Performance Graph

        The following graph compares the performance of the company for the periods indicated with the performance of the Standard & Poor's 500 Stock Index (S&P 500) and the average performance of a group consisting of the company's peer corporations on a line-of-business basis. As previously noted, the corporations making up the peer companies group are Abbott Laboratories, American Home Products Corporation, AstraZeneca, Aventis, Eli Lilly and Company, Glaxo SmithKline, Johnson & Johnson, Merck & Company, Inc., Novartis, Pharmacia Corporation, Pfizer, Inc., and Schering-Plough Corporation.

        Total return indices reflect reinvested dividends and are weighted using beginning-period market capitalization for each of the reported time periods. The company measures its performance for compensation purposes against the performance of this peer companies group. The company measured its performance against this same group in the 2001 Proxy Statement.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN

        Assumes $100 invested on 12/31/96 in Bristol-Myers Squibb Common Stock, S&P 500 Index and Peer Companies Group Index. Values are as of December 31 of specified year assuming dividends are reinvested.

Ending of Year	1996	1997	1998	1999	2000	2001
Bristol-Myers Squibb	100	176.96	252.97	245.85	288.13	212.59
S&P 500	100	133.36	171.48	207.56	188.66	166.24
Peer Group	100	151.99	212.94	177.65	236.50	203.98

Pension Benefits

        The following table sets forth the aggregate annual benefit payable upon retirement at normal retirement age for each level of remuneration specified at the listed years of service.

PENSION PLAN TABLE

	Years of Service
Remuneration
	15	20	25	30	35	40
$ 500,000	$150,000	200,000	250,000	300,000	350,000	400,000
1,000,000	300,000	400,000	500,000	600,000	700,000	800,000
1,500,000	450,000	600,000	750,000	900,000	1,050,000	1,200,000
2,000,000	600,000	800,000	1,000,000	1,200,000	1,400,000	1,600,000
2,500,000	750,000	1,000,000	1,250,000	1,500,000	1,750,000	2,000,000
3,000,000	900,000	1,200,000	1,500,000	1,800,000	2,100,000	2,400,000
3,500,000	1,050,000	1,400,000	1,750,000	2,100,000	2,450,000	2,800,000
4,000,000	1,200,000	1,600,000	2,000,000	2,400,000	2,800,000	3,200,000
4,500,000	1,350,000	1,800,000	2,250,000	2,700,000	3,150,000	3,600,000
5,000,000	1,500,000	2,000,000	2,500,000	3,000,000	3,500,000	4,000,000

        Pension benefits are determined by final average annual compensation where annual compensation is the sum of the amounts shown in the columns labeled Salary and Bonus in the Summary Compensation Table. Benefit amounts shown are straight-life annuities before the deduction for Social Security benefits. The executive officers named in the Summary Compensation Table have the following years of credited service for pension plan purposes: P.R. Dolan—14 years; J.L. McGoldrick—7 years; R.J. Lane—6 years; P.S. Ringrose—5 years; D. J. Hayden, Jr.—21 years; C.A. Heimbold, Jr.—38 years.

Employment Agreement

        As discussed above, Mr. Heimbold resigned his position as Chief Executive Officer on May 1, 2001 and retired from the company as Chairman on September 12, 2001. Upon retirement, Mr. Heimbold was provided with secretarial support. Prior to his retirement, the company had an agreement with Mr. Heimbold that provided his base salary would not be less than his base salary in 1998, and his annual bonus target, which was determined by the Compensation and Management Development Committee of the Board, would not be less than 170% of his base salary. He was also granted an additional 10% of his final average pay (base salary and bonus) in the calculation of his pension benefits. Additionally, Mr. Heimbold received restricted stock that vested upon his retirement.

Change in Control Arrangements

        The company has severance agreements with executive officers, including each of the executive officers named in the Summary Compensation Table in this Proxy Statement, except Mr. Heimbold. The agreements are intended to provide for continuity of management in the event of a change in control of the company. By their terms, the agreements are in effect through December 31, 2002, and will be automatically extended, beginning on January 1, 2003, in one-year increments, unless either the company or the executive gives prior notice of termination or a change in control shall have occurred prior to January 1 of such year. If a change in control occurs during the term of the agreement, the agreement shall continue in effect for a period of not less than 36 months beyond the month in which such change in control occurred.

        The agreements provide that executive officers could be entitled to certain severance benefits following a change in control of the company and termination of employment. Under each agreement, a change in control would include any of the following events: (i) any person, as defined in the Securities and Exchange Act of 1934, as amended, acquires 20% or more of the combined voting power of the company's then outstanding securities; (ii) a majority of the company's directors are replaced during a two-year period; or (iii) the stockholders approve a merger or consolidation of the company or approve a plan of complete liquidation of the company.

        Upon the executive's termination following a change in control, unless such termination is: (1) by the company for cause (as defined in the agreement); (2) by reason of death; or (3) by the executive without good reason (as defined in the agreement), the covered executive would be entitled to a lump sum severance payment equal to three times the sum of the executive's base salary and target bonus under the Incentive Plan. In addition, the executive would receive a payout of any unpaid incentive compensation which has been allocated or awarded to the executive for the completed calendar year preceding the date of termination and a pro rata portion to the date of termination of the aggregate value of all contingent incentive compensation awards to the executive for the current calendar year.

        Further, all outstanding stock options granted to the executive officer would become immediately vested and exercisable and all restrictions on restricted stock awards would lapse, unless otherwise provided for under a written stock award agreement. All unvested matching contributions in the company Savings Plan would also vest. The executive officer would receive a cash amount for the additional benefit to which the executive officer would have been entitled had he or she been fully vested and credited three additional years of service and age for the purpose of calculating his or her tax-qualified and nonqualified pension benefits. Additionally, if the executive officer is under 55 years of age and/or has fewer than 10 years of service at the time of termination, he or she would receive payment of pension benefits in such form of distribution available under the pension plan, and otherwise would be treated under such pension plan as if the executive were 55 with at least ten years of service. For a three-year period after the date of termination, the executive officer would receive life and health insurance benefits and perquisites substantially similar to those that the executive is receiving immediately prior to the notice of termination. Thereafter, the executive officer will be eligible to participate in the company's retiree medical and dental plans.

        In the event that any payments made to an executive officer in connection with a change in control and termination of employment would be subject to excise tax as excess parachute payments by the Internal Revenue Code, the company will gross up the executive officer's compensation to fully offset such excise taxes provided the payments exceed 110% of the maximum total payment which could be made without triggering the excise taxes. If the aggregate parachute payments exceed such maximum amount but do not exceed 110% of such maximum amount, then the parachute payments would be automatically reduced so that no portion of the parachute payments is subject to excise tax and no gross-up payment would be made.

        In consideration for receiving one of these agreements, each executive officer signed an agreement not to work for any competitor of the company for a period of one year following termination.

PROPOSAL 2—APPOINTMENT OF INDEPENDENT ACCOUNTANTS

        The Board of Directors of Bristol-Myers Squibb has appointed PricewaterhouseCoopers LLP ("PwC") as independent accountants for the year 2002, subject to ratification by the stockholders. The Audit Committee recommended PwC to the full Board of Directors because it has served the company well in the past and it is well qualified to perform this important function.

        Aggregate fees billed by PwC to the company for the fiscal year ended 2001 are as follows:

    Audit Fees: $2,700,000
     Financial Information Systems Design and Implementation Fees: $0
     All Other Fees: $38,600,000

The "all other fees" category is comprised of:
Divestiture audits and acquisition related	$6.4 million
Tax services, excluding divestiture and acquisition related	$5.5 million
Other audit related including benefits plans	$.9 million
Consulting services, primarily one management consulting project that will be completed in mid-2002	$25.8 million

        PwC will not be retained for any new management consulting projects.

        A representative of PwC is expected to be present at the Annual Meeting and will have the opportunity to make a statement if desired, and such representative is expected to be available to respond to appropriate questions.

        In the event the stockholders fail to ratify the appointment, it will be considered as a direction to the Board of Directors and the Audit Committee to select another independent accounting firm. It is understood that even if the selection is ratified, the Board of Directors and the Audit Committee at their discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Board of Directors feels that such a change would be in the best interests of the company and its stockholders.

        The Board of Directors recommends a vote "FOR" the ratification of the appointment of PwC.

PROPOSAL 3—APPROVAL OF 2002 STOCK INCENTIVE PLAN

        There will be presented to the Annual Meeting a proposal to approve the 2002 Stock Incentive Plan (the "2002 Plan"). The Plan will replace the 1997 Stock Incentive Plan (the "1997 Plan") which, by its terms, will terminate on May 31, 2002. The 1997 Plan was approved by stockholders at the 1997 Annual Meeting. Similar to the 1997 Plan, the 2002 Plan provides for the granting of Incentive Stock Options, Nonqualified Stock Options, Restricted Stock, Stock Appreciation Rights and Long-Term Performance Awards and continues generally the provisions and practices of the 1997 Plan.

        The 1997 Plan was adopted to support the achievement of the company's business objectives by providing incentives linking key employees' interests to stockholder interests through equity based awards. These awards are key aspects of the company's compensation programs, which are designed to attract, retain and motivate the best possible employees to accomplish the business objectives of the company. Company management continues to believe that it is in the company's best interests to use these types of awards as an integral part of its compensation programs. The Board of Directors considers the above outlined purposes for these programs to be key contributors to the on-going success of the company.

        A copy of the 2002 Plan is included in this Proxy Statement as Exhibit A and the following description is qualified in its entirety by reference to the 2002 Plan.

        The 2002 Plan Administration—The 2002 Plan will be administered by the Compensation and Management Development Committee which is composed entirely of non-employee directors who meet the criteria of "outside director" under Section 162(m) of the Code and "non-employee director" under Section 16 of the Securities Exchange Act of 1934. The Committee shall select the officers and key employees of the company who shall receive options or awards, the form of those awards, the number of shares or dollar targets of the options or awards and all terms and conditions of the options or awards.

The Committee will certify the level of attainment of performance targets. Currently, approximately 7,400 officers and key employees are eligible to receive awards under the 2002 Plan. It is anticipated that approximately 4,500 officers and key employees will receive awards in any calendar year.

        Term and Amendment of the 2002 Plan—The 2002 Plan, if approved by stockholders, will be effective May 7, 2002. It will expire on May 31, 2007, unless suspended or discontinued by action of the Board of Directors. The Board may amend the Plan as appropriate but may not extend the 2002 Plan beyond its expiration, increase the number or shares available under the 2002 Plan or allow for the issuance of stock options below the Fair Market Value on the date of grant without the approval of stockholders.

        Award Forms—Under the 2002 Plan, the Committee may grant incentive stock options (which meet the criteria of Section 422 of the Code) and non-qualified stock options (options not intended to qualify as incentive stock options) settled in Common Stock. The Committee may also grant stock appreciation rights, either in tandem with stock options or on a stand alone basis. Long-term awards may be granted either as performance unit awards, which are denominated based upon dollar targets, or performance share awards, which are denominated as shares of Common Stock of the company. The Committee may also grant restricted stock under the 2002 Plan.

        Maximum Stock Award Levels—The maximum number of shares available for awards will not be changed from the limits utilized under the 1997 Plan. Total shares which may be awarded under the 2002 Plan include 0.9% of the number of common shares outstanding as of January 1 of each year, beginning on January 1, 2003 and continuing for each year the plan is in effect, plus the number of shares available for, and not made subject to, grants as of May 7, 2002 from the 1997 Plan. As of December 31, 2001, there were approximately 22,120,000 shares available for grant under the 1997 Plan.

        Of the total available shares under the 2002 Plan, no individual may receive options or awards as a maximum amount, in any form allowed under the 2002 Plan, which in the aggregate exceeds 3,000,000 shares of Common Stock in a calendar year. Aggregate shares issued under performance share and performance unit awards and restricted stock awards may not exceed 20,000,000 shares over the life of the 2002 Plan. This limit on full share awards will also apply to any shares carried over from the 1997 Plan. These limits are the same limits on a split-adjusted basis as the limits contained in the 1997 Plan.

        Stock Option Award—As in the 1997 Plan, stock options awarded may be either incentive stock options granted consistent with Section 422 of the Code or nonqualified stock options which do not meet the criteria of Section 422. Options will expire no later than 10 years after the date of grant and generally may not be exercised prior to one year following the date of grant. The exercise price of stock options may not be less than the fair market value on the date of grant. The Committee may establish other vesting or performance requirements, which must be met prior to the exercise of the stock options. Stock options may be granted in tandem with either stock appreciation rights or Long-Term Performance Awards.

        The 2002 Plan provides that options and awards are nontransferable other than by the laws of descent and distribution. However, the Committee may, in its discretion, allow for the transferability of stock options or restricted stock to members of the recipient's immediate family. Incentive stock options, stock appreciation rights and long-term performance awards may not be transferred.

        Long-Term Performance Awards—The Committee may award Long-Term Performance Awards in the form of performance units denominated in dollar amounts or in the form of performance shares, denominated in shares of Common Stock. The Committee will establish the performance measures to be used as well as the performance targets to be achieved. Awards will be paid ratably according to the attainment of the performance targets. The Committee will also establish the performance period which the awards will cover. The period cannot be less than three years but may be longer at the discretion of the Committee.

        To receive payments or distributions from Long-Term Performance Awards, the participant must be employed by the company for the entire performance period except in the cases of termination due to retirement, death or disability or other special circumstances as determined by the Committee. In these cases, a pro-rated payment or distribution which reflects the attainment of performance goals over the award period will be made to the participant. A one-year employment period following the beginning of the performance period is required, unless the Committee determines otherwise.

        No payment under a performance unit award to a participant may exceed the maximum amount of 0.15% of the pre-tax earnings of the company for the fiscal year which coincides with the final year of the performance unit period.

        Section 162(m) requires that Performance Awards and performance based restricted stock be based upon objective performance measures to be deductible if they and other compensation are in excess of $1 million. The performance criteria applicable to performance awards may include one or more of the following:

a.	Earnings	d.	Financial return ratios
b.	Revenue	e.	Total Shareholder Return
c.	Operating or net cash flows	f.	Market share

        Performance criteria may relate to the total company or any business unit. Performance targets may be set at a specific level or may be expressed as relative to the comparable measures at comparison companies or a defined index. The Compensation and Management Development Committee will establish specific targets for participants.

        Restricted Stock Awards—The Committee may also grant shares of Restricted Stock. These grants will be subject to the continued employment of the participant and may also be subject to performance criteria at the discretion of the Committee. The restriction period shall be established by the Committee but may not be less than one year. If the participant's employment terminates prior to the completion of the specified employment or the attainment of the specified performance goals, the awards will lapse and the shares returned to the company as determined by the Committee. The Committee may provide for a pro-rated attainment of the performance criteria or a pro-rated attainment of time-based restrictions. During the restriction period, the participant would be entitled to vote the shares and receive dividends. Restricted stock certificates would bear a legend giving notice of the restrictions relating to the grant.

        Adjustments—The number, class and price of stock option awards, Long-Term Performance Awards and Restricted Stock are subject to appropriate adjustment in the event of certain changes in the Common Stock of the company including stock dividends, recapitalization, mergers, consolidations, split-ups, combinations or exchanges of shares and the like.

Future Plan Awards

        As outlined above, the proposed 2002 Plan is a continuation of existing plans intended to ensure the continued deductibility of awards under Section 162(m) of the Internal Revenue Code. If the 2002 Plan had been in place during 2001, the Compensation and Management Development Committee does not believe that the decisions made in 2001 would have been different than those specified in the Summary Compensation Table, Stock Option Award Table and Long-Term Award Table on pages 16 through 19. Those tables should be referenced in order to assess the type and level of awards which would have been made under the 2002 Plan.

Federal Income Tax Consequences

        Stock Option Awards—The granting of Incentive Stock Options or nonqualified Stock Options does not result in immediate taxable income to the optionee.

        The exercise of a nonqualified Stock Option award will result in taxable income to the optionee. The amount by which the market price exceeds the exercise price would be taxable as ordinary income. Income tax obligations may be met either through cash payment at the time of exercise or through share withholding. At the discretion of the Committee, optionees may be allowed to elect to defer the receipt of the taxable shares resulting from the exercise. If such an election is made, the optionee will be liable for taxes on the full value of the shares plus any accumulated dividends at their value upon distribution. The company will receive a tax deduction for the compensation expense which corresponds to the compensation gain.

        The exercise of an Incentive Stock Option will not result in taxable income to the optionee if the optionee does not dispose of the stock within two years of the date the option was granted and one year after the option is exercised. If these requirements are met, any gain realized by the optionee will be taxed as a long-term capital gain. The company will not receive a tax deduction for the resulting gain. If these holding periods are not met, the option will be treated generally as a nonqualified Stock Option for tax purposes.

        Stock Appreciation Rights—The granting of a Stock Appreciation Right does not result in taxable income to the recipient. When the Stock Appreciation Right is exercised, the gain will be considered as ordinary income to the recipient for tax purposes unless a deferral of the gain is elected. The company will receive a corresponding tax deduction.

        Performance Awards—The granting of a Performance Award does not result in taxable income to the recipient. When the Award is paid or distributed, the full value paid or distributed will be considered as ordinary income to the recipient unless a deferral of the payment or distribution is elected. The company will receive a corresponding tax deduction.

        Restricted Stock Awards—The granting of an award of Restricted Stock does not result in taxable income to the recipient unless the recipient elects to report the award as taxable income under Section 83(b) of the Internal Revenue Code. Absent such an election, the value of the award is considered taxable income once it is vested and distributed. Dividends are paid concurrent with, and in an amount equal to, ordinary dividends, and are taxable as paid. If a Section 83(b) election is made, the recipient recognizes ordinary income in the amount of the total value on the date of grant and the company receives a corresponding tax deduction. Any gain or loss subsequently experienced will be a capital gain or loss to the recipient and the company does not receive an additional tax deduction.

        Deferral Provisions—The 2002 Plan contains provisions which would allow the Committee to establish rules and regulations permitting the deferral of payments or the distribution of awards upon the election to do so by the award recipient. The establishment of such deferral provisions, if elected, would be done in compliance with applicable tax law.

        Accordingly, the Board of Directors recommends a vote "FOR" the 2002 Plan.

PROPOSAL 4—STOCKHOLDER PROPOSAL
RELATING TO ANNUAL ELECTION OF DIRECTORS

        Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, who holds of record 480 shares of Common Stock, has informed the company that she intends to present to the meeting the following resolution:

  RESOLVED: "That the stockholders of Bristol-Myers Squibb recommend that the Board of Directors take the necessary steps to reinstate the election of directors ANNUALLY, instead of the stagger system which was recently adopted."

  REASONS: "Until recently, directors of Bristol-Myers Squibb were elected annually by all shareholders."

  "The great majority of New York Stock Exchange listed corporations elect their directors each year."

  "This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevent the self-perpetuation of the Board."

  "Last year the owners of 755,243,432 shares, representing approximately 55.4% of shares voting, voted FOR this proposal."

  "If you AGREE, please mark your proxy FOR this resolution."

Board of Directors' Position

        The Board of Directors recommends a vote "AGAINST" the proposal for the following reasons:

        The company currently has three classes of directors, with members of each class serving three-year terms. This system for electing directors was adopted by stockholders in 1984 by the affirmative vote of more than 75% of the then outstanding shares of the company. In order to allow for the annual election of directors, it would be necessary to amend the company's Certificate of Incorporation, which would require the affirmative vote of at least 75% of the outstanding shares.

        The same stockholder has presented this proposal every year since 1985. Last year, the proposal received an affirmative vote of 38.7% of the outstanding shares—significantly less than the 75% of the outstanding shares necessary to amend the company's Certificate of Incorporation. Each year the Board of Directors has considered carefully the merits of adopting the proposal. For the reasons stated below, the Board of Directors continues to believe the staggered election of directors provides important benefits to the company and should be maintained.

        The staggered election of directors provides continuity and stability in the management of the business and affairs of the company since a majority of the directors will always have prior experience as directors of the company. This continuity of experience is important to the company and other research-based organizations where product development is complex and long-term.

        Additionally, in the event of an unfriendly or unsolicited effort to take over or restructure the company, the staggered system would permit the company time to negotiate with the entity seeking to gain control and to consider alternative proposals. Therefore, the staggered system allows the company to be in a better position to seek the best possible outcome for stockholders.

        Moreover, the Board believes the classified board structure has not affected the accountability of directors to stockholders during the 16 years it has been in effect. The directors, regardless of their term of office, will continue to fulfill their fiduciary responsibilities.

        It is important to note that similar procedures for a classified board have been adopted by many major corporations and, in fact, more than half of the other Fortune 500 companies, including many of our competitors, provide for the staggered election of their directors.

        The Board seriously considers the merits of all stockholder proposals and has given weight to the fact that this stockholder proposal has received a majority of the votes cast in prior years. However, after careful review, the Board has determined that the benefits of the classified board are still valid and that it is in the best interests of the company and its stockholders to keep the classified board.

        Accordingly, the Board of Directors recommends a vote "AGAINST" this proposal.

PROPOSAL 5—STOCKHOLDER PROPOSAL
RELATING TO DRUG PRICING

        The Marianist Provincial House, 4301 Roland Avenue, Baltimore, Maryland 21210-2793, owner of 1,200 shares of Common Stock, and 13 proponents, whose names, addresses and stockholdings will be furnished by the company promptly upon receiving an oral or written request from a stockholder addressed to the Secretary of the company, have informed the company that they intend to present to the meeting the following resolution:

  WHEREAS:

  We believe that access to needed health care services and products is essential to human development and well-being;

  Pharmaceutical products play a significant role in restoring, maintaining and enhancing human health;

  Millions of Americans lack access to prescription medicines or pay dearly for them because they are un-insured and under-insured;

  Because the industry prices pharmaceuticals very differently for retail and for group purchasers, people buying at local retail pharmacies pay the highest out-of-pocket prices for medicines they need;

  A report for the President by the Department of Health and Human Services (Prescription Drug Coverage, Spending, Utilization, and Prices, April 2000) found that:

  •
  For the most commonly prescribed drugs, the price difference between cash customers and those with third-party coverage grew substantially larger between 1996 and 1999;

  •
  In 1999, for a quarter of the most common drugs, the price difference between cash and third parties (group purchasers) was over 20%.

  •
  Neither the wholesalers nor the retailers are creating the high prices. The wholesale markup, after purchase from the manufacturer, is "generally small, perhaps 2%—4%." (ch.3, p.101). The Report also suggested that local pharmacy profit margins have been falling in recent years; (p. 103).

  A May 2001 report by the National Institute for Health Care Management Foundation found that while doctors are writing more prescriptions for higher-cost drugs, price increases accounted for 22% of the increase in retail spending on prescription drugs in the year 2000 (NY Times, May 22, 2001).

  THEREFORE BE IT RESOLVED:

  Shareholders request the Board of Directors to report to shareholders by September 2002 on the creation and implementation of a policy of price restraint on prescription drugs, utilizing a combination of approaches to keep drug prices at reasonable levels (withholding any competitive information and at reasonable cost).

  SUPPORTING STATEMENT:

  We suggest that the policy include a restraint on each individual drug and that it not be based on averages which can mask tremendous disparities: a low price increase for one compound and a high price increase for another; one price for a "favored customer" (usually low) and another for the retail customer (usually high).

  We appreciate the need for research and the role that our company has played in the development of new medicines. We are also aware that the cost of research is only one determinant for the final price of a drug. Advertising is another significant company expenditure, and now includes "direct to consumer" campaigns. Bristol-Myers Squibb spent $5.53 billion on Marketing/Advertising/Administration in the year 2000.

  Thus, we believe that price restraint can be achieved without sacrificing necessary research effort.

  We urge a vote FOR this resolution.

Board of Directors' Position

        The Board of Directors recommends a vote "AGAINST" the proposal for the following reasons.

        The company has always been and remains committed to providing medicines at fair and reasonable prices in furtherance of our mission to extend and enhance human life.

        The company already maintains fair and reasonable pricing practices. Across the company's pharmaceutical product portfolio, price increases in aggregate have been modest. The average daily dose for each of the company's ten top-selling medicines is generally priced at mid-range compared with prices of competitive therapies and well below the highest priced brands.

        The company firmly supports the view that prescription drugs are so important everyone should have access to them. We believe the best approach to improve access to affordable medicines for those Americans who are uninsured or underinsured is through expanded coverage that ensures market-based competition and physician/patient choice of prescription drugs. Expanded coverage would give all covered patients access to whatever discounts on medicines their coverage plan negotiates from manufacturers and pharmacies. Government subsidies should be available to help keep private insurance affordable.

        We will continue to work with our various constituencies including our stockholders, as well as the Administration, Congress and state governments to achieve expanded pharmaceutical coverage. Individuals in the United States who cannot afford our medicines and have no other means of coverage, public or private, may be eligible to be provided with our medicines, at no charge, through our Patient Assistance Program Foundation, Inc. In 2001, the company provided medicines at no cost to more than 380,000 patients under the Program.

        The company should not be compelled to adopt any formal policy as to pricing. In this fast-paced and highly competitive industry, the company needs the flexibility to price its products appropriately so that it may invest aggressively in the research and development of promising new and innovative medicines. In 2001, the company increased its pharmaceutical research and development budget by 11%, bringing the company's compound annual growth rate for pharmaceutical research and development investment to 14% over the past five years. This is fundamental to the company's continued success and to the patients who rely on our medicines.

        Accordingly, the Board of Directors recommends a vote "AGAINST" this proposal.

PROPOSAL 6—STOCKHOLDER PROPOSAL RELATING TO POISON PILLS

        Mr. John Chevedden, as legal proxy for Chris Rossi, P.O. Box 249, Boonville, CA 95415, custodian for Victor Rossi, who holds 4,000 shares of Common Stock, has informed the company that he intends to present to the meeting the following resolution:

  Shareholders request that our Board of Directors seek shareholder approval prior to adopting any poison pill and also redeem or terminate any pill now in effect unless it has been approved by a shareholder vote at the next shareholder meeting.

  The poison pill is an important issue for shareholder vote even if our company does not now have a poison pill or plan to adopt a poison pill in the future. Currently our board can adopt a poison pill and/or redeem a current poison pill and adopt a new poison pill: 1) At any time 2) In a short period of time 3) Without shareholder approval

  NEGATIVE EFFECTS OF POISON PILLS ON SHAREHOLDER VALUE

  A study by the Securities and Exchange Commission found evidence that the negative effect of poison pills to deter profitable takeover bids outweigh benefits.

    Source: Office of the Chief Economist, Securities and Exchange Commission, The Effect of Poison Pills on the Wealth of Target Shareholders, October 23, 1986.

  ADDITIONAL SUPPORT FOR THIS PROPOSED TOPIC

    •
    Pills adversely affect shareholder value.
     Power and Accountability
    Nell Minow and Robert Monks
    Source: www.thecorporatelibrary.com/power from www.thecorporatelibrary.com

    •
    The Council of Institutional Investors
    (www.cii.org/corp-governance.htm) recommends shareholder approval of all poison pills

  INSTITUTIONAL INVESTOR SUPPORT FOR SHAREHOLDER VOTE

  Many institutional investors believe poison pills should be voted on by shareholders. A poison pill can insulate management at the expense of shareholders. A poison pill is such a powerful tool that shareholders should be able to vote on whether it is appropriate. We believe a shareholder vote on poison pills will avoid an unbalanced concentration of power in the directors who could focus on narrow interests at the expense of the vast majority of shareholders.

  INSTITUTIONAL INVESTOR SUPPORT IS HIGH-CALIBER SUPPORT

  This proposal topic has significant institutional support. Shareholder right to vote on poison pill resolutions achieved a 57% average yes-vote from shareholders at 26 major companies in 2000 (Percentage based on yes-no votes).

  Institutional investor support is high-caliber support. Institutional investors have the advantage of a specialized staff and resources, long-term focus, fiduciary duty and independent perspective to thoroughly study the issues involved in this proposal topic.

  SHAREHOLDER VOTE PRECEDENT SET BY OTHER COMPANIES

  In recent years, various companies have been willing to redeem poison pills or at least allow shareholders to have a meaningful vote on whether a poison pill should remain in force. We believe that our company should do so as well.

  68% VOTE AT A MAJOR COMPANY

  This proposal topic won 68% of the yes-no vote at the Burlington Northern Santa Fe (BNI) 2001 Annual meeting. The text of the BNI proposal, which as further information on poison pills, is available at The Corporate Library website: www.thecorporatelibrary.com. At this URL page: http://asp.thecorporatelibrary.net/proposals/FullText.asp?Company_ID=10563&Resolution_ID=515&
  Proxy_Season=2001

  In the interest of shareholder value vote yes: SHAREHOLDER VOTE ON POISON PILLS. YES ON 6

Board of Directors' Position

        The Board of Directors recommends a vote "AGAINST" the proposal for the following reasons:

        The Board of Directors believes that this proposal is unnecessary and unwise because the Board has not adopted a shareholder rights plan and has no present intention to adopt one. Circumstances, however, could arise in the future, where the adoption of such a plan would be an important tool for protecting the interests of the company's stockholders in accordance with the Board's fiduciary duties. Requiring stockholder approval for the adoption of a rights plan would impede the ability of the Board of Directors to use such a plan for the benefit of stockholders when circumstances warrant.

        The purpose of a shareholders rights plan is to help the Board of Directors maximize shareholder value in the event of a takeover attempt by encouraging negotiations with the Board and by giving the Board the opportunity to explore other alternatives. A 1997 study by Georgeson & Company, a nationally recognized proxy solicitation and investor relations firm, found that the presence of a rights plan neither increased the likelihood of defeat of an unsolicited takeover proposal nor reduced the likelihood of a company becoming a takeover target. The same Georgeson & Company study found that the premiums paid to acquire companies with rights plans averaged eight percentage points higher than premiums for companies without such plans.

        Delaware law imposes a fiduciary duty on the Board of Directors to act in the best interests of the company's stockholders and to oppose unfair takeover offers. Courts have recognized that rights plans are a valuable and legitimate tool available to directors in fulfilling their fiduciary duties to stockholders. In upholding the legal validity of shareholder rights plans, the Delaware Supreme Court has made it clear that a board is required to act in accordance with its fiduciary duties in adopting and maintaining a rights plan. Shareholder rights plans are designed to strengthen the ability of a board of directors, in accordance with its fiduciary duties, to maximize shareholder value and protect stockholders from unfair and abusive takeover tactics. Notably, more than 2,000 companies, including more than half of the companies in the S&P 500 Index, have adopted some type of rights plans.

        In recommending a vote against the proposal, the Board of Directors has not determined that a rights plan should be adopted by the company. If circumstances warranting the adoption of a rights plan should arise, the determination to adopt such a plan would be made only after careful deliberation and in compliance with the Board's fiduciary duties. It is important to note in this regard that presently only one member of the Board of Directors is an employee of the company. The recommendation against the proposal is based on the belief of the Board of Directors that it would not be wise to limit the flexibility of the Board to act in the best interests of the stockholders.

        Accordingly, the Board of Directors recommends a vote "AGAINST" this proposal.

ADVANCE NOTICE PROCEDURES

        Under the company's Bylaws, no business may be brought before an annual meeting except as set forth in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered notice to the company containing certain information set forth in the Bylaws, not fewer than 120 days before the date of the company's proxy statement is released to stockholders in connection with the prior year's annual meeting. For the company's meeting in 2003, the company must receive this notice no later than November 22, 2002. These requirements are separate and distinct from and in addition to the SEC requirements that a stockholder must meet to have a stockholder proposal included in the company's proxy statement.

        A copy of the Bylaw provisions discussed above may be obtained by writing the company at its principal executive offices, 345 Park Avenue, New York, New York 10154, attention: Secretary.

2003 PROXY PROPOSALS

        Stockholder proposals relating to the company's 2003 Annual Meeting of Stockholders must be received by the company at its principal executive offices, 345 Park Avenue, New York, New York 10154, attention: Secretary, no later than November 22, 2002.

DIRECTIONS TO THE HOTEL DUPONT

By Car:

From Baltimore or Downstate Delaware:

  1.
  Take I-95 North to Wilmington Exit 7 marked "Route 52, Delaware Avenue".

  2.
  From right lane, take Exit 7 onto Adams Street.

  3.
  At the third traffic light on Adams Street, turn right onto 11th Street.

  4.
  At the intersection of Delaware Avenue, bear left, continuing on 11th Street.

  5.
  Follow 11th Street through six traffic lights. Hotel duPont is on the right.

From New Jersey:

(New Jersey Turnpike)

  1.
  Take the New Jersey Turnpike South to Delaware Memorial Bridge.

  2.
  After crossing the Delaware Memorial Bridge, follow signs to I-95 North.

  3.
  From I-95 North, follow steps 1-5 outlined in directions "From Baltimore or Downstate Delware".

From Philadelphia:

(I-95 South):

  1.
  Take I-95 South through Chester to Wilmington.

  2.
  Follow I-95 South to Exit 7A marked "52 South, Delaware Avenue".

  3.
  Follow 11th Street in the middle lane through six traffic lights. Hotel du Pont is on the right.

By Train:

        Amtrak train service is available into Wilmington, Delaware Station. The Hotel duPont is located approximately twelve blocks from the train station.

EXHIBIT A

BRISTOL-MYERS SQUIBB COMPANY

2002 STOCK INCENTIVE PLAN

        1.    Purpose:    The purpose of the 2002 Stock Incentive Plan is to secure for the Company and its stockholders the benefits of the incentive inherent in common stock ownership by the officers and key employees of the Company and its Subsidiaries and Affiliates who will be largely responsible for the Company's future growth and continued financial success and by providing long-term incentives in addition to current compensation to certain key executives of the Company and its Subsidiaries and Affiliates who contribute significantly to the long-term performance and growth of the Company and such Subsidiaries and Affiliates. It is intended that the former purpose will be effected through the granting of stock options, stock appreciation rights, dividend equivalents and/or restricted stock under the Plan and that the latter purpose will be effected through an award conditionally granting performance units or performance shares under the Plan, either independently or in conjunction with and related to a nonqualified stock option grant under the Plan.

        2.    Definitions:    For purposes of this Plan:

          (a)  "Affiliate" shall mean any entity in which the Company has an ownership interest of at least 20%.

          (b)  "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (c)  "Common Stock" shall mean the Company's common stock (par value $.10 per share).

          (d)  "Company" shall mean the Issuer (the Bristol-Myers Squibb Company), its Subsidiaries and Affiliates.

          (e)  "Disability" or "Disabled" shall mean qualifying for and receiving payments under a disability pay plan of the Company or any Subsidiary or Affiliate.

          (f)    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          (g)  "Fair Market Value" shall mean the average of the high and low sale prices of a share of Common Stock on the New York Stock Exchange, Inc. composite tape on the date of measurement or on any date as determined by the Committee and if there were no trades on such date, on the day on which a trade occurred next preceding such date.

          (h)  "Issuer" shall mean the Bristol-Myers Squibb Company.

          (i)    "Prior Plan" shall mean the Bristol-Myers Squibb Company 1997 Stock Option Plan as amended and restated effective as of October 1, 2001.

          (j)    "Retirement" shall mean termination of the employment of an employee with the Company or a Subsidiary or Affiliate on or after (i) the employee's 65th birthday or (ii) the employee's 55th birthday if the employee has completed 10 years of service with the Company, its Subsidiaries and/or its Affiliates. For purposes of this Section 2(j) and all other purposes of this Plan, Retirement shall also mean termination of employment of an employee with the Company or a Subsidiary or Affiliate for any reason (other than the employee's death, disability, resignation, willful misconduct or activity deemed detrimental to the interests of the Company) where, on termination, (iii) the employee's age plus years of service (rounded up to the next higher whole number) equals at least 70 and the employee has completed 10 years of service with the Company, its Subsidiaries and/or its Affiliates, provided the Optionee executes a general release agreement and where applicable, a non-solicitation and/or non-compete agreement with the Company or (iv) the employee is at least 50 years of age and the employee has completed 10 years of service with the Company, its

  Subsidiaries and/or its Affiliates provided the Optionee, executes a general release agreement and, where applicable, a non-solicitation and/or non-compete agreement with the Company. This section 2(j)(iv) shall expire on January 31, 2003.

  Furthermore, an employee who makes an election to retire under Article 19 of the Bristol-Myers Squibb Company Retirement Income Plan (the "Retirement Income Plan") shall have any additional years of age and service which are credited under Article 19 of the Retirement Income Plan taken into account when determining such employee's age and service under this Section 2(j). Such election shall be deemed a Retirement for purposes of this Section 2(j) and all other purposes of this Plan.

          (k)  "Subsidiary" shall mean any corporation which at the time qualifies as a subsidiary of the Company under the definition of "subsidiary corporation" in Section 424 of the Code.

        3.    Amount of Stock:    The amount of stock which may be made subject to grants of options or awards of performance units under the Plan in calendar year 2002 shall not exceed an amount equal to the amount of shares available for, and not made subject to, grants of options or awards under the Prior Plan as of the day before the effective date of this plan. With respect to each succeeding year, the amount of stock which may be made subject to grants of options or awards of performance units under the Plan shall not exceed an amount equal to (i) 0.9% of the outstanding shares of the Company's Common Stock on January 1 of such year plus, subject to this Section 3, (ii) in any year the number of shares equal to the amount of shares that were available for grants and awards in the prior year but were not made subject to a grant or award in such prior year,(iii) the number of shares that were subject to options or awards granted hereunder or under the Prior Plan, which options or awards terminated, were cancelled or forfeited or expired in the prior year without being exercised, or were forfeited and returned to the Company after exercise (iv) the number of shares participants tendered in the prior year to pay the purchase price of options in accordance with Section 6(b)(5), and (v) the number of shares the Company retained or caused participants to surrender in the prior year to satisfy Withholding Tax requirements in accordance with Section 11. No individual may be granted options or awards under Sections 6, 7 or 8 in the aggregate, in respect of more than 3,000,000 shares of the Company's Common Stock in a calendar year, subject to adjustment in number and kind pursuant to Section 10. Aggregate shares issued under performance share and performance unit awards made pursuant to Section 7 and restricted stock awards made pursuant to Section 8 may not exceed 20,000,000 shares over the life of the Plan, subject to adjustment in number and kind pursuant to Section 10. Common Stock issued hereunder may be authorized and reissued shares or issued shares acquired by the Company or its Subsidiaries on the market or otherwise.

        4.    Administration:    The Plan shall be administered under the supervision of the Board of Directors of the Company which shall exercise its powers, to the extent herein provided, through the agency of a Compensation and Management Development Committee (the "Committee") which shall be appointed by the Board of Directors of the Company. The Committee shall consist of not less than three (3) members of the Board who meet the definition of "outside director" under the provisions of Section 162(m) of the Code and the definition of "non-employee directors" under the provisions of the Exchange Act or rules or regulations promulgated thereunder.

        The Committee, from time to time, may adopt rules and regulations ("Regulations") for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the terms of the Plan, as the Committee shall deem appropriate. The interpretation and construction of any provision of the Plan by the Committee shall, unless otherwise determined by the Board of Directors, be final and conclusive.

        The Committee shall maintain a written record of its proceedings. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the Committee.

        5.    Eligibility:    Options and awards may be granted only to present or future officers and key employees of the Company and its Subsidiaries and Affiliates, including Subsidiaries and Affiliates which become such after the adoption of the Plan. Any officer or key employee of the Company or of any such Subsidiary or Affiliate shall be eligible to receive one or more options or awards under the Plan. Any director who is not an officer or employee of the Company or one of its Subsidiaries or Affiliates and any member of the Committee, during the time of the member's service as such or thereafter, shall be ineligible to receive an option or award under the Plan. The adoption of this Plan shall not be deemed to give any officer or employee any right to an award or to be granted an option to purchase Common Stock of the Company, except to the extent and upon such terms and conditions as may be determined by the Committee.

        6.    Stock Options:    Stock options under the Plan shall consist of incentive stock options under Section 422 of the Code or nonqualified stock options (options not intended to qualify as incentive stock options), as the Committee shall determine. In addition, the Committee may grant stock appreciation rights in conjunction with an option, as set forth in Section 6(b)(11), or may grant awards in conjunction with an option, as set forth in Section 6(b)(10) (an "Associated Option").

        Each option shall be subject to the following terms and conditions:

          (a)    Grant of Options.    The Committee shall (1) select the officers and key employees of the Company and its Subsidiaries and Affiliates to whom options may from time to time be granted, (2) determine whether incentive stock options or nonqualified stock options are to be granted, (3) determine the number of shares to be covered by each option so granted, (4) determine the terms and conditions (not inconsistent with the Plan) of any option granted hereunder (including but not limited to restrictions upon the options, circumstances, if any, under which options or option gains may be forfeited, conditions of their exercise, or on the shares of Common Stock issuable upon exercise thereof), (5) determine whether nonqualified stock options or incentive stock options granted under the Plan shall include stock appreciation rights and, if so, shall determine the terms and conditions thereof in accordance with Section 6(b)(11) hereof, (6) determine whether any nonqualified stock options granted under the Plan shall be Associated Options, and (7) prescribe the form of the instruments necessary or advisable in the administration of options.

          (b)    Terms and Conditions of Option.    Any option granted under the Plan shall be evidenced by a Stock Option Agreement entered into by the Company and the optionee, in such form as the Committee shall approve, which agreement shall be subject to the following terms and conditions and shall contain such additional terms and conditions not inconsistent with the Plan, and in the case of an incentive stock option not inconsistent with the provisions of the Code applicable to incentive stock options, as the Committee shall prescribe:

            (1)    Number of Shares Subject to an Option.    The Stock Option Agreement shall specify the number of shares of Common Stock subject to the Agreement. If the option is an Associated Option, the number of shares of Common Stock subject to such Associated Option shall initially be equal to the number of performance units or performance shares subject to the award, but one share of Common Stock shall be canceled for each performance unit or performance share paid out under the award.

            (2)    Option Price.    The purchase price per share of Common Stock purchasable under an option will be determined by the Committee but will be not less than the Fair Market Value of a share of Common Stock on the date of the grant of such option.

            (3)    Option Period.    The period of each option shall be fixed by the Committee, but no option shall be exercisable after the expiration of ten years from the date the option is granted.

            (4)    Consideration.    Each optionee, as consideration for the grant of an option, shall remain in the continuous employ of the Company or of one of its Subsidiaries or Affiliates for at

    least one year or such lesser period as the Committee shall so determine in its sole discretion from the date of the granting of such option, and no option shall be exercisable until after the completion of such one year or lesser period of employment by the optionee.

            (5)    Exercise of Option.    An option may be exercised in whole or in part from time to time during the option period (or, if determined by the Committee, in specified installments during the option period) by giving written notice (or by such other methods of notice as the Committee designates) of exercise to the Company (or a representative designated by the Company for that purpose) specifying the number of shares to be purchased, such notice to be accompanied by payment in full of the purchase price and Withholding Taxes (as defined in Section 11 hereof), unless an election to defer receipt of shares is made under Section 12, due either by (i) certified or bank check, (ii) in shares of Common Stock of the Company owned by the optionee for at least six months having a Fair Market Value at the date of exercise equal to such purchase price, provided, however, that payment in shares of Common Stock of the Company will not be permitted unless at least 100 shares of Common Stock are required and delivered for such purpose, (iii) in any combination of the foregoing, or (iv) by any other method authorized by the Committee. At its discretion, the Committee may modify or suspend any method for the exercise of stock options, including any of the methods specified in the previous sentence. Delivery of shares for exercising an option shall be made either through the physical delivery of shares or through an appropriate certification or attestation of valid ownership. No shares shall be issued until full payment therefor has been made. An optionee shall have the rights of a stockholder only with respect to shares of stock for which certificates have been issued to the optionee.

    Notwithstanding anything in the Plan to the contrary, the Company may, in its sole discretion, allow the exercise of a lapsed grant if the Company determines that: (i) the lapse was solely the result of the Company's inability to execute the exercise of an option award due to conditions beyond the Company's control and (ii) the optionee made valid and reasonable efforts to exercise the award. In the event the Company makes such a determination, the Company shall allow the exercise to occur as promptly as possible following its receipt of exercise instructions subsequent to such determination.

            (6)    Nontransferability of Options.    No option or stock appreciation right granted under the Plan shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution, and such option or stock appreciation right shall be exercisable, during the optionee's lifetime, only by the optionee. Notwithstanding the foregoing, the Committee may set forth in a Stock Option Agreement at the time of grant or thereafter, that the options (other than Incentive Stock Options) may be transferred to members of the optionee's immediate family, to trusts solely for the benefit of such immediate family members and to partnerships in which such family members and/or trusts are the only partners. For this purpose, immediate family means the optionee's spouse, parents, children, stepchildren, grandchildren and legal dependants. Any transfer of options made under this provision will not be effective until notice of such transfer is delivered to the Company.

            (7)    Retirement and Termination of Employment Other than by Death or Disability.    If an optionee shall cease to be employed by the Company or any of its Subsidiaries or Affiliates for any reason (other than termination of employment by reason of death or Disability) after the optionee shall have been continuously so employed for one year after the granting of the option, or as otherwise determined by the Committee, the option shall be exercisable only to the extent that the optionee was otherwise entitled to exercise it at the time of such cessation of employment with the Company, Subsidiary or Affiliate, unless otherwise determined by the Committee. If the cessation of employment is on account of retirement, the option shall remain exercisable for the remainder of the option term. If the cessation of employment is not on account of Retirement or death, the option shall remain exercisable for three months after cessation of employment (or, if earlier, the remainder of the option period), unless the Committee determines otherwise. The Plan does not confer upon any optionee any right with respect to continuation of employment by the Company or any of its Subsidiaries or Affiliates.

            (8)    Disability of Optionee.    An optionee who ceases to be employed by reason of Disability shall be treated as though the optionee remained in the employ of the Company or a Subsidiary or Affiliate until the earlier of (i) cessation of payments under a disability pay plan of the Company, Subsidiary or Affiliate, (ii) the optionee's death, or (iii) the optionee's 65th birthday.

            (9)    Death of Optionee.    Except as otherwise provided in subsection (13), in the event of the optionee's death (i) while in the employ of the Company or any of its Subsidiaries or Affiliates, (ii) while Disabled as described in subsection (8) or (iii) after cessation of employment due to Retirement, the option shall be fully exercisable by the executors, administrators, legatees or distributees of the optionee's estate, as the case may be, at any time following such death. In the event of the optionee's death after cessation of employment for any reason other than Disability or Retirement, the option shall be exercisable by the executors, administrators, legatees or distributees of the optionee's estate, as the case may be, at any time during the twelve month period following such death. Notwithstanding the foregoing, in no event shall an option be exercisable unless the optionee shall have been continuously employed by the Company or any of its Subsidiaries or Affiliates for a period of at least one year after the option grant, and no option shall be exercisable after the expiration of the option period set forth in the Stock Option Agreement. In the event any option is exercised by the executors, administrators, legatees or distributees of the estate of a deceased optionee, the Company shall be under no obligation to issue stock thereunder unless and until the Company is satisfied that the person or persons exercising the option are the duly appointed legal representatives of the deceased optionee's estate or the proper legatees or distributees thereof.

            (10)    Long-Term Performance Awards.    The Committee may from time to time grant nonqualified stock options under the Plan in conjunction with and related to an award of performance units or performance shares made under a Long-Term Performance Award as set forth in Section 7(b)(11). In such event, notwithstanding any other provision hereof, (i) the number of shares to which the Associated Option applies shall initially be equal to the number of performance units or performance shares granted by the award, but such number of shares shall be reduced on a one-share-for-one unit or share basis to the extent that the Committee determines pursuant to the terms of the award, to pay to the optionee or the optionee's beneficiary the performance units or performance shares granted pursuant to such award; and (ii) such Associated Option shall be cancelable in the discretion of the Committee, without the consent of the optionee, under the conditions and to the extent specified in the award.

            (11)    Stock Appreciation Rights.    In the case of any option granted under the Plan, either at the time of grant or by amendment of such option at any time after such grant, there may be included a stock appreciation right which shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee shall impose, including the following:

              (A)  A stock appreciation right shall be exercisable to the extent, and only to the extent, that the option in which it is included is at the time exercisable, and may be exercised within such period only at such time or times as may be determined by the Committee;

              (B)  A stock appreciation right shall entitle the optionee (or any person entitled to act under the provisions of subsection (9) hereof) to surrender unexercised the option in which the stock appreciation right is included (or any portion of such option) to the Company and to receive from the Company in exchange therefor that number of shares having an aggregate value equal to (or, in the discretion of the Committee, less than) the excess of the value of one share (provided such value does not exceed such multiple of the option price per share as may be specified by the Committee) over the option price per share specified in such option times the number of shares called for by the option, or portion thereof, which is so surrendered. The Committee shall be entitled to cause the Company to settle its obligation, arising out of the exercise of a stock appreciation right, by the payment of cash equal to the aggregate value of the shares the Company would otherwise be obligated to deliver or partly by the payment of cash and partly by the delivery of shares. Any such election shall be made within 30 business days after the receipt by the Committee of written notice of the exercise of the stock appreciation right. The value of a share for this purpose shall be the Fair Market Value thereof on the last business day preceding the date of the election to exercise the stock appreciation right;

              (C)  No fractional shares shall be delivered under this subsection (11) but in lieu thereof a cash adjustment shall be made;

              (D)  If a stock appreciation right included in an option is exercised, such option shall be deemed to have been exercised to the extent of the number of shares called for by the option or portion thereof which is surrendered on exercise of the stock appreciation right and no new option may be granted covering such shares under this Plan; and

              (E)  If an option which includes a stock appreciation right is exercised, such stock appreciation right shall be deemed to have been canceled to the extent of the number of shares called for by the option or portion thereof is exercised and no new stock appreciation rights may be granted covering such shares under this Plan.

              (F)  If an option which includes a stock appreciation right is forfeited pursuant to Section 6(b)(15), such stock appreciation right shall be deemed to have been forfeited to the extent of the number of shares cancelled or forfeited under the option.

            (12)    Incentive Stock Options.    In the case of any incentive stock option granted under the Plan, the aggregate Fair Market Value of the shares of Common Stock of the Company (determined at the time of grant of each option) with respect to which incentive stock options granted under the Plan and any other plan of the Company or its parent or a Subsidiary which are exercisable for the first time by an employee during any calendar year shall not exceed $100,000 or such other amount as may be required by the Code. Only employees who are employed by the Issuer or a subsidiary shall be eligible to receive a grant of an Incentive Stock Option. In any year, the maximum number of shares with respect to which incentive stock options may be granted shall not exceed 8,000,000 shares, subject to adjustment pursuant to Section 10.

            (13)    Rights of Transferee.    Notwithstanding anything to the contrary herein, if an option has been transferred in accordance with Section 6(b)(6), the option shall be exercisable solely by the transferee. The option shall remain subject to the provisions of the Plan, including that it will be exercisable only to the extent that the optionee or optionee's estate would have been entitled to exercise it if the optionee had not transferred the option. In the event of the death of the optionee prior to the expiration of the right to exercise the transferred option, the period during which the option shall be exercisable will terminate on the date one year following the date of the optionee's death. In the event of the death of the transferee prior to the expiration of the right to exercise the option, the period during which the option shall be exercisable by the executors, administrators, legatees and distributees of the transferee's estate, as the case may be, will terminate on the date one year following the date of the transferee's death. In no event will be the option be exercisable after the expiration of the option period set forth in the Stock

    Option Agreement. The option shall be subject to such other rules as the Committee shall determine.

            (14)    Change in Control.    In the event an optionee's employment with the Company terminates for a qualifying reason during the three (3) year period following a change in control of the Company and prior to the exercise of options granted under this Plan, all outstanding options shall become immediately fully vested and exercisable notwithstanding any provisions of the Plan or of the applicable stock option agreement to the contrary.

              (A)  For the purpose of this Plan a change in control shall be deemed to have occurred on the earlier of the following dates:

                (1)  The date any Person (as defined in Section 13(d)(3) of the Securities and Exchange Act) shall have become the direct or indirect beneficial owner of twenty percent (20%) or more of the then outstanding common shares of the Company;

                (2)  The date of consummation of a merger or consolidation of the Company with any other corporation other than (i) a merger or consolidation which would result in the voting securities of the company outstanding immediately prior thereto continuing to represent at least 75% of the combined voting power of the voting securities of the Company or the surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company in which no Person acquires more than 50% of the combined voting power of the Company's then outstanding securities;

                (3)  The date the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets;

                (4)  The date there shall have been a change in a majority of the Board of Directors of the Company within a two (2) year period unless the nomination for election by the Company's shareholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the two (2) year period.

              (B)  For purposes of this Plan provision, a qualifying termination shall be deemed to have occurred under the following circumstances:

                (1)  A Company initiated termination for reason other than the employee's death, disability, resignation without good cause, willful misconduct or activity deemed detrimental to the interests of the Company provided the optionee executes a general release and, where applicable, a non-solicitation and/or non-compete agreement with the Company;

                (2)  The optionee resigns with good cause, which includes (i) a substantial adverse alternation in the nature or status of the optionee's responsibilities, (ii) a reduction in the optionee's base salary and/or levels of entitlement or participation under any incentive plan, award program or employee benefit program without the substitution or implementation of an alternative arrangement of substantially equal value, or, (iii) the Company requiring the optionee to relocate to a work location more than fifty (50) miles from his/her work location prior to the change in control.

            (15)    Special Forfeiture Provisions.    The Committee may, in its discretion, provide in a Stock Option Agreement that, in the event that the optionee engages, within a specified period after termination of employment, in certain activity specified by the Committee that is deemed detrimental to the interests of the Company (including, but not limited to, the breach of any non-solicitation and/or non-compete agreements with the Company), the optionee will forfeit all rights under any options and/or stock appreciation rights that remain outstanding as of the time of such act and will return to the Company an amount of shares with a Fair Market Value (determined as of the date such shares are returned) or, in the case of stock appreciation rights that are settled in cash, an amount of cash, equal to the amount of any gain realized upon the exercise of any option or stock appreciation right that occurred within a specified time period.

        7.    Long-term Performance Awards:    Awards under the Plan shall consist of the conditional grant to the participants of a specified number of performance units or performance shares. The conditional grant of a performance unit to a participant will entitle the participant to receive a specified dollar value, variable under conditions specified in the award, if the performance objectives specified in the award are achieved and the other terms and conditions thereof are satisfied. The conditional grant of a performance share to a participant will entitle the participant to receive a specified number of shares of Common Stock of the Company, or the equivalent cash value, if the objective(s) specified in the award are achieved and the other terms and conditions thereof are satisfied.

        Each award will be subject to the following terms and conditions:

          (a)    Grant of Awards.    The Committee shall (1) select the officers and key executives of the Company and its Subsidiaries and Affiliates to whom awards may from time to time be granted, (2) determine the number of performance units or performance shares covered by each award, (3) determine the terms and conditions of each performance unit or performance share awarded and the award period and performance objectives with respect to each award, (4) determine the periods during which a participant may request the Committee to approve deferred payment of a percentage (not less than 25%) of an award (the "Deferred Portion") and the interest or rate of return thereon or the basis on which such interest or rate of return thereon is to be determined, (5) determine whether payment with respect to the portion of an award which has not been deferred (the "Current Portion") and the payment with respect to the Deferred Portion of an award shall be made entirely in cash, entirely in Common Stock or partially in cash and partially in Common Stock, (6) determine whether the award is to be made independently of or in conjunction with a nonqualified stock option granted under the Plan, (7) determine the circumstances, if any, under which an award may be cancelled or forfeited, and (8) prescribe the form of the instruments necessary or advisable in the administration of the awards.

          (b)    Terms and Conditions of Award.    Any award conditionally granting performance units or performance shares to a participant shall be evidenced by a Performance Unit Agreement or Performance Share Agreement, as applicable, executed by the Company and the participant, in such form as the Committee shall approve, which Agreement shall contain in substance the following terms and conditions applicable to the award and such additional terms and conditions as the Committee shall prescribe:

            (1)    Number and Value of Performance Units.    The Performance Unit Agreement shall specify the number of performance units conditionally granted to the participant. If the award has been made in conjunction with the grant of an Associated Option, the number of performance units granted shall initially be equal to the number of shares which the participant is granted the right to purchase pursuant to the Associated Option, but one performance unit shall be canceled for each share of the Company's Common Stock purchased upon exercise of the Associated Option or for each stock appreciation right included in such option that has been exercised. The Performance Unit Agreement shall specify the threshold, target and maximum dollar values of each performance unit and corresponding performance objectives as provided under Section 6(b)(5). No payout under a performance unit award to an individual Participant may exceed 0.15% of the pre-tax earnings of the Company for the fiscal year which coincides with the final year of the performance unit period.

            (2)    Number and Value of Performance Shares.    The Performance Share Agreement shall specify the number of performance shares conditionally granted to the participant. If the award has been made in conjunction with the grant of an Associated Option, the number of performance shares granted shall initially be equal to the number of shares which the participant is granted the right to purchase pursuant to the Associated Option, but one performance share shall be canceled for each share of the Company's Common Stock purchased upon exercise of the Associated Option or for each stock appreciation right included in such option that has been exercised. The Performance Share Agreement shall specify that each Performance Share will have a value equal to one (1) share of Common Stock of the Company.

            (3)    Award Periods.    For each award, the Committee shall designate an award period with a duration to be determined by the Committee in its discretion but in no event less than three calendar years within which specified performance objectives are to be attained. There may be several award periods in existence at any one time and the duration of performance objectives may differ from each other.

            (4)    Consideration.    Each participant, as consideration for the award of performance units or performance shares, shall remain in the continuous employ of the Company or of one of its Subsidiaries or Affiliates for at least one year or such lesser period as the Committee shall so determine in its sole discretion after the date of the making of such award, and no award shall be payable until after the completion of such one year or lesser period of employment by the participant.

            (5)    Performance Objectives.    The Committee shall establish performance objectives with respect to the Company for each award period on the basis of such criteria and to accomplish such objectives as the Committee may from time to time determine. Performance criteria for awards under the Plan may include one or more of the following measures of the operating performance:

a.	Earnings	d.	Financial return ratios
b.	Revenue	e.	Total Shareholder Return
c.	Operating or net cash flows	f.	Market share

      The Committee shall establish the specific targets for the selected criteria. These targets may be set at a specific level or may be expressed as relative to the comparable measure at comparison companies or a defined index. These targets may be based upon the total Company or upon a defined business unit which the executive has responsibility for or influence over.

            (6)    Determination and Payment of Performance Units or Performance Shares Earned.    As soon as practicable after the end of an award period, the Committee shall determine the extent to which awards have been earned on the basis of the Company's actual performance in relation to the established performance objectives as set forth in the Performance Unit Agreement or Performance Share Agreement and certify these results in writing. The Performance Unit Agreement or Performance Share Agreement shall specify that as soon as practicable after the end of each award period, the Committee shall determine whether the conditions of Sections 7(b)(4) and 7(b)(5) hereof have been met and, if so, shall ascertain the amount payable or shares which should be distributed to the participant in respect of the performance units or performance shares. As promptly as practicable after it has determined that an amount is payable or should be distributed in respect of an award, the Committee shall cause the Current Portion of such award to be paid or distributed to the participant or the participant's beneficiaries, as the case may be, in the Committee's discretion, either entirely in cash, entirely in Common Stock or partially in cash and partially in Common Stock. The

    Deferred Portion of an award shall be contingently credited and payable to the participant over a deferred period and shall be credited with interest, rate of return, or other valuation as determined by the Committee. The Committee, in its discretion, shall determine the conditions upon, and method of, payment of such Deferred Portions and whether such payment will be made entirely in cash, entirely in Common Stock or partially in cash and partially in Common Stock.

            In making the payment of an award in Common Stock hereunder, the cash equivalent of such Common Stock shall be determined by the Fair Market Value of the Common Stock on the day the Committee designates the performance units shall be payable.

            (7)    Nontransferability of Awards and Designation of Beneficiaries.    No award under this Section of the Plan shall be transferable by the participant other than by will or by the laws of descent and distribution, except that a participant may designate a beneficiary pursuant to the provisions hereof.

            If any participant or the participant's beneficiary shall attempt to assign the participant's rights under the Plan in violation of the provisions thereof, the Company's obligation to make any further payments to such participant or the participant's beneficiaries shall forthwith terminate.

            A participant may name one or more beneficiaries to receive any payment of an award to which the participant may be entitled under the Plan in the event of the participant's death, on a form to be provided by the Committee. A participant may change the participant's beneficiary designation from time to time in the same manner.

            If no designated beneficiary is living on the date on which any payment becomes payable to a participant's beneficiary, or if no beneficiary has been specified by the participant, such payment will be payable to the person or persons in the first of the following classes of successive preference:

      (i)
      Widow or widower, if then living,

      (ii)
      Surviving children, equally,

      (iii)
      Surviving parents, equally,

      (iv)
      Surviving brothers and sisters, equally,

      (v)
      Executors or administrators

      and the term "beneficiary" as used in the Plan shall include such person or persons.

            (8)    Retirement and Termination of Employment Other Than by Death or Disability.    In the event of the Retirement prior to the end of an award period of a participant who has satisfied the one year employment requirement of Section 7(b)(4) with respect to an award prior to Retirement, the participant, or his estate, shall be entitled to a payment of such award at the end of the award period, pursuant to the terms of the Plan and the participant's Performance Unit Agreement or Performance Share Agreement, provided, however, that the participant shall be deemed to have earned that proportion (to the nearest whole unit or share) of the value of the performance units or performance shares granted to the participant under such award as the number of months of the award period which have elapsed since the first day of the calendar year in which the award was made to the end of the month in which the participant's Retirement occurs, bears to the total number of months in the award period, subject to the attainment of performance objectives associated with the award as certified by the Committee. The participant's right to receive any remaining performance units or performance shares shall be canceled and forfeited. Notwithstanding the foregoing, the Committee may, in its discretion, provide in a Performance Unit Agreement and/or Share Unit Agreement that a participant's award or awards payable in the future will be cancelled and forfeited in the event that a participant engages, within a specified time period after termination of employment, in certain activity specified by the Committee that is deemed detrimental to the interests of the Company (including, but not limited to, the breach of any non-solicitation and/or non-compete agreements with the Company) and may require the return of award payments that were paid within a specified period of time prior to such activity. The Committee may, in its discretion, waive, in whole or in part, any cancellation and forfeiture of any performance units or performance shares provided that any such action does not affect the award of any person covered by Section 162(m) of the Code.

            Subject to Section 7(b)(6) hereof, the Performance Unit Agreement or Performance Share Agreement shall specify that the right to receive the performance units or performance shares granted to such participant shall be conditional and shall be canceled, forfeited and surrendered if the participant's continuous employment with the Company and its Subsidiaries and Affiliates shall terminate for any reason, other than the participant's death, Disability or Retirement prior to the end of the award period.

            (9)    Disability of Participant.    For the purposes of any award a participant who becomes Disabled shall be deemed to have suspended active employment by reason of Disability commencing on the date the participant becomes entitled to receive payments under a disability pay plan of the Company or any Subsidiary or Affiliate and continuing until the date the participant is no longer entitled to receive such payments. In the event a participant becomes Disabled during an award period but only if the participant has satisfied the one year employment requirement of Section 7(b)(4) with respect to an award prior to becoming Disabled, upon the determination by the Committee of the extent to which an award has been earned pursuant to Section 7(b)(6) the participant shall be deemed to have earned that proportion (to the nearest whole unit) of the value of the performance units granted to the participants under such award as the number of months of the award period in which the participant was not Disabled bears to the total number of months in the award period subject to the attainment of the performance objectives associated with the award as certified by the Committee. The participant's right to receive any remaining performance units shall be canceled and forfeited. The Committee may, in its discretion, waive, in whole or in part, such cancellation and forfeiture of any performance units or performance shares provided that any such action does not affect the award of any person covered by Section 162(m) of the Code.

            (10)    Death of Participant.    In the event of the death prior to the end of an award period of a participant who has satisfied the one year employment requirement with respect to an award prior to the date of death, the participant's beneficiaries or estate, as the case may be, shall be entitled to a payment of such award upon the end of the award period, pursuant to the terms of the Plan and the participant's Performance Unit Agreement or Performance Share Agreement, provided, however, that the participant shall be deemed to have earned that proportion (to the nearest whole unit or share) of the value of the performance units or performance shares granted to the participant under such award as the number of months of the award period which have elapsed since the first day of the calendar year in which the award was made to the end of the month in which the participant's death occurs, bears to the total number of months in the award period. The participant's right to receive any remaining performance units or performance shares shall be canceled and forfeited.

            The Committee may, in its discretion, waive, in whole or in part, such cancellation and forfeiture of any performance units or performance shares.

            (11)    Grant of Associated Option.    If the Committee determines that the conditional grant of performance units or performance shares under the Plan is to be made to a participant in conjunction with the grant of a nonqualified stock option under the Plan, the Committee shall grant the participant an Associated Option under the Plan subject to the terms and conditions of this subsection (11). In such event, such award under the Plan shall be contingent upon the participant's being granted such an Associated Option pursuant to which: (i) the number of shares the optionee may purchase shall initially be equal to the number of performance units or performance shares conditionally granted by the award, (ii) such number of shares shall be reduced on a one-share-for-one-unit or share basis to the extent that the Committee determines, pursuant to Section 7(b)(6) hereof, to pay to the participant or the participant's beneficiaries the performance units or performance shares conditionally granted pursuant to the award, and (iii) the Associated Option shall be cancelable in the discretion of the Committee, without the consent of the participant, under the conditions and to the extent specified herein and in Section 7(b)(6) hereof.

            If no amount is payable in respect of the conditionally granted performance units or performance shares, the award and such performance units or performance shares shall be deemed to have been canceled, forfeited and surrendered, and the Associated Option, if any, shall continue in effect in accordance with its terms. If any amount is payable in respect of the performance units or performance shares and such units or shares were granted in conjunction with an Associated Option, the Committee shall, within 30 days after the determination of the Committee referred to in the first sentence of Section 7(b)(6), determine, in its sole discretion, either:

              (A)  to cancel in full the Associated Option, in which event the value of the performance units or performance shares payable pursuant to Sections 7(b)(5) and (6) shall be paid or the performance shares shall be distributed;

              (B)  to cancel in full the performance units or performance shares, in which event no amount shall be paid to the participant in respect thereof and no shares shall be distributed but the Associated Option shall continue in effect in accordance with its terms; or

              (C)  to cancel some, but not all, of the performance units or performance shares, in which event the value of the performance units payable pursuant to Sections 7(b)(5) and (6) which have not been canceled shall be paid and/or the performance shares shall be distributed and the Associated Option shall be canceled with respect to that number of shares equal to the number of conditionally granted performance units or performance shares that remain payable.

              Any action taken by the Committee pursuant to the preceding sentence shall be uniform with respect to all awards having the same award period. If the Committee takes no such action, it shall be deemed to have determined to cancel in full the award in accordance with clause (b) above.

        8.    Restricted Stock:    Restricted stock awards under the Plan shall consist of grants of shares of Common Stock of the Issuer subject to the terms and conditions hereinafter provided.

          (a)    Grant of Awards:    The Committee shall (i) select the officers and key employees to whom Restricted Stock may from time to time be granted, (ii) determine the number of shares to be covered by each award granted, (iii) determine the terms and conditions (not inconsistent with the Plan) of any award granted hereunder, and (iv) prescribe the form of the agreement, legend or other instrument necessary or advisable in the administration of awards under the Plan.

          (b)    Terms and Conditions of Awards:    Any restricted stock award granted under the Plan shall be evidenced by a Restricted Stock Agreement executed by the Issuer and the recipient, in such form as the Committee shall approve, which agreement shall be subject to the following terms and conditions and shall contain such additional terms and conditions not inconsistent with the Plan as the Committee shall prescribe:

            (1)    Number of Shares Subject to an Award:    The Restricted Stock Agreement shall specify the number of shares of Common Stock subject to the Award.

            (2)    Restriction Period:    The period of restriction applicable to each Award shall be established by the Committee but may not be less than one year. The Restriction Period applicable to each Award shall commence on the Award Date.

            (3)    Consideration:    Each recipient, as consideration for the grant of an award, shall remain in the continuous employ of the Company for at least one year or such lesser period as the Committee shall so determine in its sole discretion from the date of the granting of such award, and any shares covered by such an award shall lapse if the recipient does not remain in the continuous employ of the Company for at least one year or lesser period from the date of the granting of the award.

            (4)    Restriction Criteria:    The Committee shall establish the criteria upon which the restriction period shall be based. Restrictions may be based upon either the continued employment of the recipient or upon the attainment by the Company of one or more of the following measures of the operating performance:

a.	Earnings	d.	Financial return ratios
b.	Revenue	e.	Total Shareholder Return
c.	Operating or net cash flows	f.	Market share

          The Committee shall establish the specific targets for the selected criteria. These targets may be set at a specific level or may be expressed as relative to the comparable measure at comparison companies or a defined index. Performance objectives may be established in combination with restrictions based upon the continued employment of the recipient. These targets may be based upon the total Company or upon a defined business unit which the executive has responsibility for or influence over.

          In cases where objective performance criteria are established, the Committee shall determine the extent to which the criteria have been achieved and the corresponding level to which restrictions will be removed from the Award or the extent to which a participant's right to receive an Award should be lapsed in cases where the performance criteria have not been met and shall certify these determinations in writing. The Committee may provide for the determination of the attainment of such restrictions in installments where deemed appropriate.

          (c)    Terms and Conditions of Restrictions and Forfeitures:    The shares of Common Stock awarded pursuant to the Plan shall be subject to the following restrictions and conditions:

            (1)  During the Restriction Period, the participant will not be permitted to sell, transfer, pledge or assign Restricted Stock awarded under this Plan.

            (2)  Except as provided in Section 8(c)(i), or as the Committee may otherwise determine, the participant shall have all of the rights of a stockholder of the Issuer, including the right to vote the shares and receive dividends and other distributions provided that distributions in the form of stock shall be subject to the same restrictions as the underlying Restricted Stock.

            (3)  In the event of a participant's retirement, death or disability prior to the end of the Restriction Period for a participant who has satisfied the one year employment requirement of Section 7(c)(iii), with respect to an award prior to Retirement, death or Disability, the participant, or his/her estate, shall be entitled to receive that proportion (to the nearest whole share) of the number of shares subject to the Award granted as the number of months of the Restriction Period which have elapsed since the Award date to the date at which the participant's retirement, death or disability occurs, bears to the total number of months in the Restriction Period. The participant's right to receive any remaining shares shall be canceled and forfeited and the shares will be deemed to be reacquired by the Issuer. Notwithstanding the foregoing, the Committee may, in its discretion, provide in a Restricted Stock Agreement that the participant will forfeit his or her right to receive all shares subject to the Award in the event that a participant engages, within a specified time period after termination of employment, in certain activity specified by the Committee that is deemed detrimental to the interests of the Company (including, but not limited to, the breach of any non-solicitation and/or non-compete agreements with the Company) and may require the return to the Company of any shares that were received within a specified time period prior to such activity.

            (4)  In the event of a participant's retirement, death, disability or in cases of special circumstances as determined by the Committee, the Committee may, in its sole discretion when it finds that such an action would be in the best interests of the Company, accelerate or waive in whole or in part any or all remaining time based restrictions with respect to all or part of such participant's Restricted Stock.

            (5)  Upon termination of employment for any reason during the restriction period, subject to the provisions of paragraph (iii) above or in the event that the participant fails promptly to pay or make satisfactory arrangements as to the withholding taxes as provided in the following paragraph, all shares still subject to restriction shall be forfeited by the participant and will be deemed to be reacquired by the Company.

            (6)  A participant may, at any time prior to the expiration of the Restriction Period, waive all right to receive all or some of the shares of a Restricted Stock Award by delivering to the Company a written notice of such waiver.

            (7)  Notwithstanding the other provisions of this Section 7, the Committee may adopt rules which would permit a gift by a participant of restricted shares to members of his/her immediate family (spouse, parents, children, stepchildren, grandchildren or legal dependants) or to a Trust whose beneficiary or beneficiaries shall be either such a person or persons or the participant.

            (8)  Any attempt to dispose of Restricted Stock in a manner contrary to the restrictions shall be ineffective.

        9.    Determination of Breach of Conditions:    The determination of the Committee as to whether an event has occurred resulting in a forfeiture or a termination or reduction of the Company's obligations in accordance with the provisions of the Plan shall be conclusive.

        10.    Adjustment in the Event of Change in Stock:    In the event of a change in the outstanding Common Shares of the Company (including but not limited to changes in either the number of shares or the value of shares) by reason of any stock split, reverse stock split, dividend or other distribution (whether in the form of cash, shares, other securities or other property), extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of shares or other securities, the issuance of warrants or other rights to purchase shares or other securities, or other similar corporate transaction or event, if the Committee shall determine, in its sole discretion, that, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, such transaction or event equitably requires an adjustment in the aggregate number and/or class of shares available under the Plan, in the number, class and/or price of shares subject to an outstanding options and/or awards, or in the number of performance units and/or dollar value of each such unit, such adjustment shall be made by the

Committee and shall be conclusive and binding for all purposes under the Plan. Notwithstanding the foregoing, no adjustments shall be made with respect to an award granted to an employee covered under Section 162(m) of the Code to the extent such adjustment would cause the award to fail to qualify as performance-based compensation under that Section.

        11.    Taxes:

          (a)  Each participant shall, no later than the Tax Date (as defined below), pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Withholding Tax (as defined below) with respect to an option or award, and the Company shall, to the extent permitted by law, have the right to deduct such amount from any payment of any kind otherwise due to the participant. The Company shall also have the right to retain or sell without notice, or to demand surrender of, shares of Common Stock in value sufficient to cover the amount of any Withholding Tax, and to make payment (or to reimburse itself for payment made) to the appropriate taxing authority of an amount in cash equal to the amount of such Withholding Tax, remitting any balance to the participant. For purposes of the paragraph, the value of shares of Common Stock so retained or surrendered shall be the average of the high and low sales prices per share on the New York Stock Exchange composite tape on the date that the amount of the Withholding Tax is to be determined (the "Tax Date") and the value of shares of Common Stock so sold shall be the actual net sale price per share (after deduction of commissions) received by the Company.

          (b)  Notwithstanding the foregoing, if the stock options have been transferred, the optionee shall provide the Company with funds sufficient to pay such Withholding Tax. If such optionee does not satisfy the optionee's tax payment obligation and the stock options have been transferred, the transferee may provide the funds sufficient to enable the Company to pay such taxes. However, if the stock options have been transferred, the Company shall have no right to retain or sell without notice, or to demand surrender from the transferee of, shares of Common Stock in order to pay such Withholding Tax.

          (c)  The term "Withholding Tax" means the minimum required withholding amount applicable to the participant, including federal, state and local income taxes, Federal Insurance Contribution Act taxes and other governmental impost or levy.

          (d)  Notwithstanding the foregoing, the participant shall be entitled to satisfy the obligation to pay any Withholding Tax, in whole or in part, by providing the Company with funds sufficient to enable the Company to pay such Withholding Tax or by requiring the Company to retain or to accept upon delivery thereof by the participant shares of Common Stock, owned by the participant for at least six months having a Fair Market Value sufficient to cover the amount of such Withholding Tax. Each election by a participant to have shares retained or to deliver shares for this purpose shall be subject to the following restrictions: (i) the election must be in writing and be made on or prior to the Tax Date; (ii) the election must be irrevocable; (iii) the election shall be subject to the disapproval of the Committee.

        12.    Deferral Election:    Notwithstanding the provisions of Section 11, any optionee or participant may elect, with the concurrence of the Committee and consistent with any rules and regulations established by the Committee, to defer the delivery of the proceeds of the exercise of any stock option not transferred under the provisions of Section 6(b)(6) or stock appreciation rights.

          (a)    Election Timing:    The election to defer the delivery of the proceeds from any eligible award must be made at least six months prior to the date such award is exercised or at such other time as the Committee may specify. Deferrals will only be allowed for exercises which occur while the optionee or participant is an active employee of the Company. Any election to defer the delivery of proceeds from an eligible award shall be irrevocable as long as the optionee or participant remains an employee of the Company.

          (b)    Stock Option Deferral:    The deferral of the proceeds of stock options may be elected by an optionee subject to the Regulations established by the Committee. The proceeds from such an exercise shall be credited to the optionee's deferred stock option account as the number of deferred share units equivalent in value to those proceeds. Deferred share units shall be valued at the Fair Market Value on the date of exercise. Subsequent to exercise, the deferred share units shall be valued at the Fair Market Value of Common Stock of the Company. Deferred share units shall accrue dividends at the rate paid upon the Company's Common Stock credited in the form of additional deferred share units. Deferred share units shall be distributed in shares of Company Stock upon the termination of employment of the participant or at such other date as may be approved by the Committee over a period of no more than 10 years.

          (c)    Stock Appreciation Right Deferral:    Upon such exercise, the Company will credit the optionee's deferred stock option account with the number of deferred share units equivalent in value to the difference between the Fair Market Value of a share of Common Stock on the exercise date and the exercise price of the Stock Appreciation Right multiplied by the number of shares exercised. Deferred share units shall be valued at the Fair Market Value on the date of exercise. Subsequent to exercise, the deferred share units shall be valued at the Fair Market Value of Common Stock of the Company. Deferred share units shall accrue dividends at the rate paid upon the Company's Common Stock credited in the form of additional deferred share units. Deferred share units shall be distributed in shares of Common Stock upon the termination of employment of the participant or at such other date as may be approved by the Committee over a period of no more than 10 years.

          (d)    Accelerated Distributions:    The Committee may, at its sole discretion, allow for the early payment of an optionee's or participant's deferred share units account in the event of an "unforeseeable emergency" or in the event of the death or disability of the optionee or participant. An "unforeseeable emergency" is defined as an unanticipated emergency caused by an event beyond the control of the optionee or participant that would result in severe financial hardship if the distribution were not permitted. Such distributions shall be limited to the amount necessary to sufficiently address the financial hardship. Any distributions under this provision shall be consistent with the Regulations established under the Code. Additionally, the Committee may use its discretion to cause deferred share unit accounts to be distributed when continuing the Program is no longer in the best interest of the Company.

          (e)    Assignability:    No rights to deferred share unit accounts may be assigned or subject to any encumbrance, pledge or charge of any nature except that an optionee or participant may designate a beneficiary pursuant to any rules established by the Committee.

        13.    Amendment of the Plan:    The Board of Directors may amend or suspend the Plan at any time and from time to time. No such amendment of the Plan may, however, increase the maximum number of shares to be offered under options or awards, or change the manner of determining the option price, or change the designation of employees or class of employees eligible to receive options or awards, or permit the transfer or issue of stock before payment therefor in full, or, without the written consent of the optionee or participant, alter or impair any option or award previously granted under the Plan or Prior Plan. Notwithstanding the foregoing, if an option has been transferred in accordance with Section 6(b)(6), written consent of the transferee (and not the optionee) shall be necessary to alter or impair any option or award previously granted under the Plan.

        14.    Miscellaneous:

          (a)  By accepting any benefits under the Plan, each optionee or participant and each person claiming under or through such optionee or participant shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken or made to be taken or made under the Plan by the Company, the Board, the Committee or any other Committee appointed by the Board.

          (b)  No participant or any person claiming under or through him shall have any right or interest, whether vested or otherwise, in the Plan or in any option, or stock appreciation right or award thereunder, contingent or otherwise, unless and until all of the terms, conditions and provisions of the Plan and the Agreement that affect such participant or such other person shall have been complied with.

          (c)  Nothing contained in the Plan or in any Agreement shall require the Company to segregate or earmark any cash or other property.

          (d)  Neither the adoption of the Plan nor its operation shall in any way affect the rights and powers of the Company or any of its Subsidiaries or Affiliates to dismiss and/or discharge any employee at any time.

          (e)  Notwithstanding anything to the contrary in the Plan, neither the Board nor the Committee shall have any authority to take any action under the Plan where such action would affect the Company's ability to account for any business combination as a "pooling of interests."

        15.    Term of the Plan:    The Plan, if approved by stockholders, will be effective May 7, 2002. The Plan shall expire on May 31, 2007 unless suspended or discontinued by action of the Board of Directors. The expiration of the Plan, however, shall not affect the rights of Optionees under options theretofore granted to them or the rights of participants under awards theretofore granted to them, and all unexpired options and awards shall continue in force and operation after termination of the Plan except as they may lapse or be terminated by their own terms and conditions.

        16.    Employees Based Outside of the United States:    Notwithstanding any provision of the Plan to the contrary, in order to foster and promote achievement of the purposes of the Plan or to comply with provisions of laws in other countries in which the Company, its Affiliates and its Subsidiaries operate or have Employees, the Committee, in its sole discretion, shall have the power and authority to (i) determine which Employees employed outside the United States are eligible to participate in the Plan, (ii) modify the terms and conditions of options granted to Employees who are employed outside the United States, (iii) establish subplans, modify option exercise procedures and other terms and procedures to the extent such actions may be necessary or advisable, and (iv) grant to Employees employed in countries wherein the granting of stock options is impossible or impracticable, as determined by the Committee, stock appreciation rights with terms and conditions that, to the fullest extent possible, are substantially identical to the stock options granted hereunder.

Y  O  U  R    V  O  T  E    I  S     I  M  P  O  R  T  A  N  T
P  L  E  A  S  E    V  O  T  E    Y  O  U  R     P  R  O  X  Y

02PS1

P R O X Y

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints L. B. Campbell, L.H. Glimcher, M.D., and J.D. Robinson III, and each of them proxies, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein, at the Annual Meeting of Stockholders of the company to be held at the Hotel duPont, 11th and Market Streets, Wilmington, Delaware, on May 7, 2002 at 9:45 A.M., and at any adjournments thereof upon matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

Annual Meeting of Stockholders May 7, 2002

When properly executed, your proxy will be voted as you indicate, or where no contrary indication is made, will be voted FOR Proposals 1, 2 and 3 and AGAINST Proposals 4, 5 and 6. The full text of the proposals and the position of the Board of Directors on each appears in the Proxy Statement and should be reviewed prior to voting.

ADDRESS CHANGE/COMMENTS

IMPORTANT    Your vote is important. Please vote your shares TODAY.

FOLD AND DETACH HERE

Admission Ticket

2002 Annual Meeting of Stockholders

Non-Transferable	Tuesday, May 7, 2002 9:45 A.M. Hotel duPont 11th & Market Streets Wilmington, DE 19801	Non-Transferable

PHOTO IDENTIFICATION WILL BE REQUIRED.

The Hotel duPont is located at 11th and Market Streets in downtown Wilmington, Delaware. Directions to the hotel can be obtained by calling the hotel at (302) 594-3100 or via the Internet by accessing the hotel's website at: http://www.dupont.com/hotel/map.htm

Limited Complimentary Parking for stockholders attending the 2002 Annual Meeting is available at the HOTEL CAR PARK, located on Orange Street between 11th and 12th Streets approximately one block from the hotel.

SHOW YOUR ADMISSION TICKET TO THE PARKING ATTENDANT TO RECEIVE
COMPLIMENTARY PARKING.

Please note: Valet parking is also available at the Hotel duPont at your own expense.

The shares represented by this proxy will be voted as directed by the stockholder. Where no direction is given when the duly executed proxy is voted, such shares will be voted FOR Items 1, 2 and 3 and AGAINST Items 4, 5 and 6.	Please mark your vote as indicated in this example	/x/
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.										THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSALS 4, 5 AND 6.
1.	Election of Directors 01 V.D. Coffman 02 P.R. Dolan 03 E.V. Futter 04 L.W. Sullivan, M.D.	FOR ALL / /	WITHHELD FOR ALL / /	2.	Appointment of Accountants	FOR / /	AGAINST / /	ABSTAIN / /	4.	Annual Election of Directors	FOR / /	AGAINST / /	ABSTAIN / /
WITHHELD FOR the following nominee(s) only (write name(s) below):				3.	Approval of 2002 Stock Incentive Plan	FOR / /	AGAINST / /	ABSTAIN / /	5.	Drug Pricing	FOR / /	AGAINST / /	ABSTAIN / /
									6.	Poison Pills	FOR / /	AGAINST / /	ABSTAIN / /
									I consent to view future annual reports and proxy statements on line.				/ /
									Mark this box if you have more than one account and want to discontinue receiving multiple copies of future annual reports.				/ /
									I plan to attend the Annual Meeting.		/ /	I have noted an address change or comments on the reverse side of this card.	/ /
Signature(s)	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT!

YOU CAN VOTE IN ONE OF THREE WAYS:

  •
  Vote by Internet at our Internet Address:    http://www.eproxy.com/bmy

  or

  •
  Call toll-free 1-800-435-6710 on a touch tone telephone and follow the voting instructions.

  There in NO CHARGE to you for this call.

  or

  •
  Mark, sign and date your proxy card and return promptly in the enclosed envelope.

PLEASE DO NOT RETURN THE ABOVE CARD IF YOU VOTED BY THE INTERNET OR TELEPHONE.

Reverse side is your admission ticket to the Annual Meeting.

02VC1